Exhibit 10.1

New York EDITION

ASSET PURCHASE AND SALE AGREEMENT

by and between

MI NY CLOCK TOWER, LLC

(as “Seller”)

and

BLACK SLATE B 2013 LLC

(as “Purchaser”)

Dated: January 7, 2014

		Page
ARTICLE I
DEFINITIONS

1.1	CERTAIN DEFINED TERMS	1

ARTICLE II
PROPERTY; PURCHASE AND SALE; DILIGENCE

2.1	THE PROPERTY	21
2.2	INTENTIONALLY OMITTED	21
2.3	PURCHASE PRICE; PURCHASE PRICE ALLOCATION	21
2.4	DUE DILIGENCE ACTIVITIES	22

ARTICLE III
CLOSING
3.1	CLOSING	26
	3.1.1 CLOSING	26
	3.1.2 PAYMENT	26

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	SELLER REPRESENTATIONS AND WARRANTIES	26
4.2	LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES	31
4.3	UPDATE OF SCHEDULES; BRING-DOWN; SURVIVAL	31
4.4	KNOWLEDGE OF INACCURATE SELLER REPRESENTATION	32

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	PURCHASER’S REPRESENTATIONS	32
5.2	BRING-DOWN; SURVIVAL	33

i

ARTICLE VI
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

6.1	CLOSING DOCUMENTS	34
6.2	SELLER COVENANTS	36
6.3	ACCURACY OF REPRESENTATIONS AND WARRANTIES	36
6.4	COMPLETION OF CONSTRUCTION	38
6.5	COMPLIANCE WITH LAW	38
6.6	TITLE INSURANCE	38

ARTICLE VII
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

7.1	PURCHASE PRICE	38
7.2	MANAGEMENT AGREEMENT PAYMENTS	38
7.3	CLOSING DOCUMENTS	38
7.4	PURCHASER COVENANTS	39
7.5	REPRESENTATIONS AND WARRANTIES	39
7.6	COMPLIANCE WITH LAW	39

ARTICLE VIII
COVENANTS

8.1	COVENANTS OF SELLER	40
8.2	COVENANTS OF PURCHASER	50
8.3	COVENANTS OF SELLER AND PURCHASER	51

ARTICLE IX
ADJUSTMENTS AND PRORATIONS; TRUE-UPS; CLOSING COSTS AND SAFE DEPOSIT BOXES

9.1	ADJUSTMENTS AND PRORATIONS	53
9.2	OTHER ITEMS	55
9.3	CLOSING STATEMENT; TRUE-UP	55
9.4	CLOSING COSTS	55
9.5	SAFE DEPOSIT BOXES	55
9.6	HOUSE BANKS	55
9.7	INTENTIONAL OMITTED	56
9.8	DISPUTE RESOLUTION	56
9.9	SURVIVAL	56

ARTICLE X
TERMINATION AND DEFAULT

10.1	DEFAULT BY SELLER	56
10.2	DEFAULT BY PURCHASER	57
10.3	TERMINATION BY SELLER AND PURCHASER	57

ii

ARTICLE XI
INDEMNIFICATION

11.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES	59
11.2	INDEMNIFICATION BY SELLER	60
11.3	INDEMNIFICATION BY PURCHASER	60
11.4	PROCEDURES	61
11.5	LIMITS ON INDEMNIFICATION	62
11.6	ASSIGNMENT OF CLAIMS	64
11.7	DISCLAIMER	64

ARTICLE XII
MISCELLANEOUS

12.1	BROKER	65
12.2	RISK OF LOSS	65
12.3	PUBLICITY	67
12.4	NOTICES	67
12.5	WAIVERS, ETC	70
12.6	INTENTIONALLY DELETED	70
12.7	TAX CERTIORARI PROCEEDINGS	70
12.8	ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARY	71
12.9	SEVERABILITY	71
12.10	COUNTERPARTS; ENTIRE AGREEMENT	71
12.11	GOVERNING LAW; JURISDICTION	72
12.12	PERFORMANCE ON BUSINESS DAYS	72
12.13	RELATIONSHIP	72
12.14	INTERPRETATION; HEADINGS	72
12.15	TIME OF THE ESSENCE	72
12.16	RECORDATION	72
12.17	FURTHER ASSURANCES	73
12.18	WAIVER OF TRIAL BY JURY	73
12.19	OMNIBUS AGREEMENT	73

iii

Exhibit A	—	Description of Real Property
Exhibit B	—	Deed
Exhibit C	—	General Assignment
Exhibit D	—	Post-Closing Escrow Agreement
Exhibit E	—	ZELDA Amendment
Exhibit F	—	Contractor’s Assignment
Exhibit G	—	Intentionally Omitted
Exhibit H	—	Contractor Estoppel

Schedule 1.2	—	Minimum Warranties
Schedule 2.4.2	—	Title Documentation
Schedule 4.1.4	—	Litigation
Schedule 4.1.5	—	Contracts
Schedule 4.1.15	—	Tax Certiorari Proceedings
Schedule 4.1.16	—	Warranties and Guarantees
Schedule 4.1.18	—	Project Contracts
Schedule 4.1.22	—	Insurance
Schedule 4.4	—	Deemed Knowledge Conditions

iv

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the 7th day of January, 2014 (the “Effective Date”), by and between MI NY CLOCK TOWER, LLC, a Delaware limited liability company (the “Seller”), and BLACK SLATE B 2013 LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H

WHEREAS, Seller owns certain improved and unimproved real property located in New York City, New York, as hereinafter described;

WHEREAS, the parties have agreed that Seller will proceed to rehabilitate the Historic Building located on said real property and to furnish and equip the same so as to permit the rehabilitated Historic Building to be operated as the Hotel, following completion of which and compliance with certain other conditions, Purchaser will purchase from Seller, and Seller will sell to Purchaser, the rehabilitated Historic Building (including the Rehabilitation Improvements), and Seller’s interest in and to the other Property upon the terms and conditions hereinafter set forth;

WHEREAS, in connection with the sale of the Property, Purchaser and Manager shall enter into the Management Agreement, pursuant to which the Hotel will be operated under the “EDITION” brand in accordance with the Management Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 8.3.1.

“Actual Cost” has the meaning set forth in Section 10.3(d)(i).

“Actual Use Date” means the first date on which any of the Rehabilitation Improvements are actually used in connection with the operation of the Hotel.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3.

“Adjustments” has the meaning set forth in Section 9.8.

“Adjustments Expert” has the meaning set forth in Section 9.8.

“Adjustments Final Expert” has the meaning set forth in Section 9.8.

“Adjustments Party’s Expert” has the meaning set forth in Section 9.8.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” shall mean this Asset Purchase and Sale Agreement, together with all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Anti-Terrorism Order” shall mean Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as the same may be amended or supplemented from time to time.

“Applicable Laws” shall mean, as of any time in question, any and all laws, decrees, judicial decisions, statutes, rulings, rules, regulations, certificates, requirements or ordinances of any Governmental Authority having jurisdiction over the construction, development, ownership, management, business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Apportionment Time” shall mean 12:00 AM on the day following the Closing Date.

“Architect” shall mean the architect of record for the Rehabilitation engaged by Seller (or MIDCS as agent of Seller) and reasonably approved by Purchaser. As of the date hereof the approved Architect is AAI Architects, P.C. (the approved Project Contract with such Architect is listed on Schedule 4.1.18 hereof).

“Assets” shall mean, collectively, the Tangible Personal Property and Intangible Personal Property, now owned or hereafter (but prior to the Closing Date) acquired by Seller.

“Books and Records” shall mean all of the following documentation located at the Hotel or otherwise under the possession or control of Seller or its Affiliates: (i) all books and records (including financial and accounting) maintained in connection with the ownership, development, construction, renovation, maintenance or operation of the Property, (ii) all preliminary, final and “as built” plans and specifications respecting the Property, and (iii) all structural reviews, renovation plans and specifications, architectural drawings, and engineering, soil, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Property.

“Broker Indemnity” has the meaning set forth in Section 12.1.

“Business Day(s)” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the City and State of New York are authorized by law or executive action to close.

“Casualty Threshold Amount” has the meaning set forth in Section 12.2(a)(i).

“CC&R” shall mean that certain Declaration of Covenants, Conditions and Restrictions made by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC dated as of June 20, 2007 and recorded on July 25, 2007 in the official land records of New York City, New York as CRFN 2007000381679, as the same has been amended from time to time.

“Certificate of Occupancy” means a temporary use and occupancy certificate or final use and occupancy certificate for the Hotel issued by the appropriate Governmental Authority (it being understood and agreed that for purposes hereof, for a “temporary certificate of occupancy” to be acceptable hereunder it must (a) permit the operation and use of the Hotel in accordance with Applicable Laws, (b) not contain any conditions other than those that are reasonable and customary in connection with the construction of hotels in New York, New York, and (c) not contain any conditions that are not capable of being satisfied prior to the expiration thereof).

“Claims Deadline” has the meaning set forth in Section 11.1.

“Claims Period” has the meaning set forth in Section 11.1.

“Closing” has the meaning set forth in Section 3.1.1.

“Closing Date” has the meaning set forth in Section 3.1.1.

“CM Agreement” shall mean that certain Agreement for Pre-Construction Services and Construction Management Services dated March 1, 2013 between Seller and Contractor, as modified, amended, assigned or otherwise supplemented from time to time. Purchaser acknowledges receipt of that certain letter from Seller dated December 24, 2013 notifying Purchaser of certain matters related to the CM Agreement.

“CM Agreement Guaranty” shall mean that certain Guaranty of Completion dated as of December 19, 2013 by Pavarini North East Construction Company, Inc. in favor of Seller.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result expeditiously and on commercially reasonable terms.

“Competitor” shall mean a Person that owns or has the direct or indirect power to direct or cause the direction of the management and policies of, a branded hotel company that operates or licenses a chain or group of hotels containing more than 10,000 guest rooms.

“Completion of Construction” shall mean:

(i) the Architect shall have issued an AIA-G704 certificate;

(ii) all Permits necessary for the Hotel to open for business to the public in accordance with Applicable Law have been issued by and obtained from all applicable Governmental Authorities and have been delivered to Purchaser (and Seller shall have certified the same pursuant to clause (vi) of this definition);

(iii) the Hotel (a) is fully furnished, fitted and equipped (including but not limited to stocking and equipping of all FF&E and Inventory) at levels and in quantities sufficient to meet the requirements under the Management Agreement, System Standards and the Final FF&E Plan, subject to completion of the Punchlist Items, (b) is in broom clean condition with all construction equipment removed, and (c) is ready to open and operate in accordance with Applicable Law in all Material Respects (provided, however, that notwithstanding the foregoing, in no event shall any failure to comply with Applicable Law (whether or not in all Material Respects) be permitted if such failure would prevent the issuance of a temporary certificate of occupancy), subject, in each such case, only to Punchlist Items and issuance of the temporary certificate of occupancy described in clause (iv) below (and Seller shall have certified the same pursuant to clause (vi) of this definition);

(iv) there are no conditions precedent (other than filing the necessary application) to the issuance of a temporary certificate of occupancy for the Hotel (and Seller shall have certified the same pursuant to clause (vi) of this definition);

(v) all Project Contractors and Direct GC Trade Contractors shall have been paid in full and Seller shall have delivered to Purchaser executed final lien waivers from Contractor and all of the Direct GC Trade Contractors evidencing same; provided, however without limiting any of Purchaser’s or Seller’s rights or obligations under this Agreement, in the event that any of the Project Contractors or Direct GC Trade Contractors have not been paid in full, but the aggregate amount remaining to be paid to such Project Contractors and Direct GC Trade Contractors is less than the Maximum Unpaid Amount, Seller shall be deemed to have satisfied the condition set forth in this clause (v) if Seller shall deposit at Closing one hundred twenty-five percent (125%) of such aggregate amount outstanding, or such higher amount as may be required by Purchaser’s lender or the Title Company up to a cap of one hundred fifty percent (150%) of such aggregate amount outstanding (collectively, the “Unpaid Amount Escrow Funds”), with Escrow Agent in accordance with the terms hereof, as such amount shall be reasonably estimated and certified by Seller with the approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) and confirmed by (A) a certified application for payment submitted by Contractor, and (B) executed partial lien waivers from Contractor and the Direct GC Trade Contractors (it being understood and agreed that the terms of the foregoing proviso shall not be in derogation of Seller’s obligation, at Seller’s sole cost and expense, to cause the Completion of Construction in full and to cause all Project Contractors and Direct GC Trade Contractors to have been paid in full and deliver to Purchaser executed final lien waivers from Contractor and all of the Direct GC Trade Contractors evidencing same; this clause shall survive the Closing); and

(vi) the delivery by Seller of a certification (the “Seller Completion Certificate”) to Purchaser certifying to Purchaser (x) that Completion of Construction has occurred, and (y) the matters set forth in clauses (ii) through (iv) of this definition (which certification shall survive for the Claims Period).

For purposes of clarification, the parties acknowledge and agree that “Completion of Construction” shall not mean that the Hotel will be staffed with any employees.

“Construction Expert” shall mean, as applicable, Ralph Engelberger at Project Development Services, Inc. with respect to Section 8.1.5(a) or HVS Consulting & Valuation Services with respect to Sections 6.3(b) and 8.1.5(d), or such other individual appointed as Construction Expert pursuant to Section 8.1.5(c).

“Construction Expert Selector” has the meaning set forth in Section 8.1.5(e).

“Contract Period” shall mean the period of thirty (30) days beginning on (and including) the day after the expiration of the Decision Period.

“Contractor” shall mean the general contractor for the construction of the Hotel engaged by Seller and reasonably approved by Purchaser. As of the date hereof, the approved Contractor is Structure Tone, Inc. (the approved Project Contract with such Contractor is listed on Schedule 4.1.18 hereof).

“Contractor’s Assignment” shall mean an assignment and consent agreement in the form attached as Exhibit F, transferring and assigning to Purchaser all rights, title and interest of Seller in the warranties and guarantees contained in the CM Agreement.

“Contracts” shall mean all of the equipment leases, space leases, vehicle leases, tenant leases and subleases, machinery leases, service and vendor contracts, concession agreements, licenses, occupancy agreements and other agreements to which Seller is a party and which relate to the Hotel or its use, ownership, maintenance and/or operations, if any, in effect as of the Effective Date and as set forth on Schedule 4.1.5 attached hereto or otherwise entered into by Seller in accordance with the terms hereof, but in any event excluding the Excluded Assets. For the avoidance of doubt, the term Contracts shall not include any Excluded Contract.

“Control (and the derivations thereof)” shall mean (i) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (ii) as to any Entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

“Customer Information” shall mean customer data, customer lists and personal guest profiles and data regarding guest preferences, including any data derived from or contained in any data base controlled by Seller or any Marriott Company and their Affiliates (including the Marriott Rewards Program).

“Datawebsite” shall mean the Seller’s virtual data room hosted at https://services.intralinks.com/AZ?w=1445032&p=3.

“Decision Period” has the meaning set forth in Section 10.3(d)(i).

“De Minimis Amount” has the meaning set forth in Section 11.5.2.

“Deal Announcement” has the meaning set forth in Section 12.3.

“Deed” has the meaning set forth in Section 6.1.1.

“Delayed Termination Date” has the meaning set forth in Section 3.1.1.

“Deposits” shall mean, to the extent the same are transferable and remain on deposit for the benefit of Purchaser, any prepaid expenses of the Hotel directly or indirectly allocable to any period from and after the Apportionment Time, including prepaid rents under any equipment lease, annual permit and inspection fees, fees for licenses, trade association dues, trade subscriptions, prepaid insurance premiums, security and other deposits paid by or on behalf of Seller to third parties, any prepaid advertising costs, and any prepaid items of FAS.

“Design Drawings and Specifications” means the working drawings, plans and specifications for the construction of the Hotel, which as of the Effective Date shall be the Initial Plans, as the same may be changed and approved from time to time in accordance with Section 8.1.5 of this Agreement.

“Direct GC Trade Contractors” shall mean the subcontractors, suppliers, mechanics, materialmen and other persons or entities having direct privity with Contractor in connection with the construction and development of the Hotel.

“Disclosure Letter” that certain letter delivered by Seller to Purchaser dated as of the Effective Date.

“Dispute Notice” has the meaning set forth in Section 11.4.3.

“Dispute Resolution Notice” has the meaning set forth in Section 8.1.5(c).

“Economic Terms” shall mean the following: (i) whether the Real Property and Improvements are being sold subject to a management agreement with a Marriott Company and, if so, the economic terms of the management agreement, (ii) whether the sale includes any Assets other than the Real Property and Improvements (i.e., which personal property located at the Real Property will be included in the sale), (iii) the purchase price of the Real Property and Improvements (and any other Assets if applicable), (iv) if the entire purchase price is not to be paid in cash or current funds at the closing, the terms of payment of the balance of the purchase price, (v) the interest on and security (if any) for any deferred purchase price, and (vi) any other material terms of the sale.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrance” shall mean any Lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, condition, equitable interest, right of way, easement, encroachment, servitude, right of first option, right of first refusal, preemptive right, or similar restriction (including any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Engineers” shall mean the following architects, engineers and/or other design professionals for the design of the Hotel engaged by Seller (or MIDCS as agent of Seller), which have been approved by Purchaser, and such additional or replacement architects, engineers and/or other design professionals reasonably approved by Purchaser: (i) Vidaris, Inc., (ii) DeSimone Consulting Engineers, (iii) ads ENGINEERS, and (iv) Rockwell Architecture Planning and Design, P.C. (the approved Project Contract with such Engineers are listed on Schedule 4.1.18 hereof).

“Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environmental Law” shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; and (iii) the regulation of storage tanks.

“Escrowed Funds” shall mean, collectively, as applicable pursuant to the terms of this Agreement, the Punch List Escrow Funds and the Unpaid Amount Escrow Funds.

“E.T.” has the meaning set forth in Section 3.1.1.

“Excluded Assets” shall mean (i) cash; (ii) Accounts Receivable; (iii) all Proprietary Information and (iv) Excluded Contracts.

“Excluded Contracts” shall mean (i) Project Contracts (excluding, however, any and all Warranties and Guarantees included in the Project Contracts or otherwise arising from or delivered in connection with the Project Contracts), (ii) National Contracts, (iii) Group Sales Agreements, and (iv) all other service and vendor contracts, concession agreements, employment agreements, union agreements and other agreements to which Seller is a party, which relate solely to the Hotel or its operations, and are permitted and/or required to be executed and delivered by Manager pursuant to the Management Agreement and would have been executed by Manager in the ordinary course of business if such agreements were executed after the Management Agreement came into effect, which such contracts described in clauses (ii)-(iv) of this definition shall be referred to herein as “Manager Contracts” and shall be assigned by Seller to Manager at the Closing.

“Excluded Permit” shall mean the Certificate of Occupancy.

“Executive Order” has the meaning set forth in Section 5.1.5.

“FAS” shall mean items of property and equipment that may be consumed in the operation of the Hotel or are not capitalized, including linen, china, glassware, tableware, uniforms, and similar items whether used in connection with public space or guest rooms.

“FF&E” shall mean furniture, fixtures and equipment located at the Hotel, including the following: (i) furnishings, built-in serving or service furniture (e.g., bar, server stations), carpeting, decorative millwork, wall coverings, decorative lighting, televisions, receivers and other electric or electronic equipment, interior plantings, interior water features, artifacts and artwork, interior and exterior graphics; (ii) office furniture; (iii) all fixtures and specialized hotel equipment including all equipment required for the operation of kitchens, fitness center, laundries, dry cleaning facilities, bars and restaurants; (iv) telephone and call accounting systems; (v) rooms management systems, point-of-sale accounting equipment; (vi) cleaning and engineering equipment, tools, utensils and all other similar items; (vii) vehicle(s); and (viii) fitness, gym and other recreational equipment.

“FF&E Plan” has the meaning set forth in Section 8.1.4.

“Force Majeure” shall mean any of the following: (i) acts of god, (ii) riots, civil disturbance, insurrection, enemy action, terrorist acts or war, (iii) strikes or other labor troubles to the extent outside of Seller’s reasonable control which affect more than the Hotel, (iv) restrictions, injunctions or orders of any Governmental Authority, other than those that are the result of errors, misconduct, or breach of contractual obligations on the part of Seller, any Project Contractor, any Direct GC Trade Contractor, or any other party engaged by or acting through any of the foregoing, (v) unavailability of labor, materials, fuel, steam, water, electricity or other utilities and which affect more than the Hotel, (vi) embargoes or blockades, (vii) fire, Taking, earthquake, explosion, landslide, lightning, flood, natural disaster or other casualty, (viii) epidemic, quarantine or any other public health restrictions or public health advisories which affect access to the Hotel, and (viii) Unforeseen Conditions.

“Force Majeure Notice” has the meaning set forth in Section 10.3(b).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“General Assignment” has the meaning set forth in Section 6.1.2.

“Governmental Authority” shall mean any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement or Seller.

“Group Sales Agreements” shall mean those contracts and agreements pursuant to which Seller has agreed to provide rooms, catering and/or other services at the Hotel in connection with group events.

“Hazardous Substances” shall mean any substance or material containing one or more of the following: hazardous material, hazardous waste, hazardous substance, regulated substance, petroleum, pollutant, contaminant, polychlorinated biphenyls, lead or lead-based paint, or asbestos, as such terms are defined in any applicable Environmental Law, in such concentration(s) or amount(s) as may impose clean-up or removal, monitoring or other responsibility under the Environmental Laws, as same may be amended from time to time, or which may present a significant risk of harm to guests, invitees, or Hotel employees.

“Historic Building” means the building known as the “Metropolitan Life Tower” located at Five Madison Avenue, New York, New York.

“Historic Preservation Application” means the Historic Preservation Certification Application prepared and submitted by (or on behalf of) Seller in connection with the Rehabilitation.

“Historic Tax Credit” means the tax credit allowable pursuant to Section 47 of the Code for qualified rehabilitation expenditures incurred in connection with the certified rehabilitation of a certified historic structure.

“Hotel” shall mean the EDITION hotel to be constructed on the Real Property in accordance with the terms of this Agreement.

“Hotel and Property Information” shall mean and include, but not be limited to, any and all of the following: (i) information and documentation relating to the title to the Real Property and Improvements, if any; (ii) surveys of the Real Property and Improvements, if any;

(iii) information and documentation relating to any covenants, conditions, restrictions, reciprocal easement agreements and other similar agreements that may affect or be binding on the Hotel or the Property; (iv) any soils, engineering, structural, environmental, geotechnical, traffic or other similar studies, reports, notices and information relating to the Hotel or Real Property; (v) any Permits, development agreements and material correspondence with any Governmental Authority relating to the Hotel or the Real Property or Improvements; (vi) the Contracts and any other contracts, leases and agreements relating to the management and operation of the Hotel; (vii) operational and financial information relating to the Hotel or the Property, (viii) the Historic Preservation Application and any other reports, applications, documents, or agreements relating to the qualification of the Rehabilitation for the Historic Tax Credit; and (ix) information and documentation relating to any Legal Proceedings.

“Improvements” has the meaning set forth in Section 2.1.2.

“Indemnification Limit” has the meaning set forth in Section 11.5.2.

“Indemnified Party” has the meaning set forth in Section 11.4.1.

“Indemnifying Party” has the meaning set forth in Section 11.4.1.

“Initial Plans” means the interim plans, specifications and drawings with respect to the Hotel delivered to the Purchaser on September 27, 2013.

“Institutional Investment Company” means a private equity/investment management firm, such as The Blackstone Group, L.P., that owns or controls the operator of a branded hotel chain, subject to the following sentence. If Purchaser proposes to assign this Agreement to an Institutional Investment Company, then, as a condition of such Assignment, Seller may require the transferee to agree to modifications to the Management Agreement that Seller reasonably determines to be necessary to establish an information “firewall”, so as to prevent disclosure to the transferee of confidential or competitively sensitive information (including information regarding brand, customers, marketing, operating or other strategies).

“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, the Rehabilitation or any part thereof.

“Intangible Personal Property” shall mean all assignable intangible personal property (other than the Excluded Assets) owned or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy, construction, development or maintenance of the Property including (i) the Permits, (ii) utility and development rights and privileges (including any impact fee credits), (iii) general intangibles, (iv) the Design Drawings and Specifications, (v) Contracts, (vi) all rights, title, and interest of Seller to the name “Clocktower” and any marks associated with the name “Clocktower”, and (vii) the Warranties and Guarantees, but in any event excluding the Excluded Assets.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, including provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, and other merchandise intended for sale or resale, including all food and beverages which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing.

“Legal Proceeding” shall mean any action, suit litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation of any nature whatsoever (including without limitation civil, criminal, tax, labor, social security, intellectual property, real estate and environmental) commenced, brought, conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” shall mean a charge against or interest in property (real, personal or other) to secure payment of a debt or performance of a liability, whether granted voluntarily or involuntarily, including any security interest, pledge, mortgage, noted violation, judgment lien or charge.

“Liquidated Damages Payment” has the meaning set forth in Section 10.2.

“London Buyer” means Silver Agate C 2013 s.a.r.l., a company registered in the Grand Duchy of Luxemburg and registered with the Luxembourg Trade and Companies Register under number B 182519, or its successor or permitted assign under the London Purchase Agreement.

“London Purchase Agreement” means that certain Sale and Purchase Agreement dated as of the date hereof between London Buyer and London Seller.

“London Seller” means International Hotel Licensing Company S.A.R.L., a company registered in the Grand Duchy of Luxemburg and registered with the Luxembourg Trade and Companies Register under number B 67.136, or its successor or permitted assign under the London Purchase Agreement.

“Losses” has the meaning set forth in Section 11.2.

“Loss Threshold Amount” shall mean an amount equal to Three Million Seven Hundred Twenty Three Thousand Dollars ($3,723,000).

“Management Agreement” shall mean the management agreement and side letters to be entered into, at or prior to Closing, by Manager, as manager, and Purchaser, as owner, such agreement to be in the form attached as Exhibit A to that certain side letter between Purchaser and Seller dated as of the date hereof.

“Manager” shall mean EDITION Management LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Marriott Company” shall mean MI and any Affiliate of MI.

“Marriott Rewards Program” shall mean the frequent-guest affinity program of Marriott known as “Marriott Rewards,” together with any similar or successor program or other affinity program instituted in conjunction with “Marriott Rewards” or any similar or successor program thereof.

“Marriott System” shall mean any group or chain of hotels or other lodging products owned, managed, franchised or operated by any Marriott Company.

“Marriott Trademark” shall mean (i) the name and mark “Marriott”; (ii) the name and mark “EDITION”; (iii) the “M” logo; (iv) the “EDITION” logo; and (v) any word, name, device, symbol, logo, slogan, design, brand, service mark, trade name, other distinctive feature or any combination of the foregoing, whether registered or unregistered, and whether or not such term contains the “Marriott” or “EDITION” mark, that is used in connection with the Hotel or by reason of extent of usage is associated with hotels in the Marriott System, excluding, however, any rights of Seller to the “Clocktower” name and any marks associated with the name “Clocktower”.

“Marriott Warranty” has the meaning set forth in Section 8.1.2.

“Material Adverse Effect” shall mean a material adverse effect on the ability of Seller to consummate the transactions contemplated hereunder or perform hereunder, or the operation of the Hotel after the Closing Date, other than any event, condition or change resulting from (i) conditions affecting the industry of the Seller generally, (ii) changes in economic, regulatory or political conditions generally, (iii) the announcement of this Agreement, the transactions contemplated hereby or the identity of Purchaser, (iv) changes in Applicable Laws after the date hereof or (v) any actions taken by Seller at Purchaser’s request or with Purchaser’s prior written consent.

“Material Contract” shall mean any Contract that (i) imposes a contractual obligation upon Seller in any one (1) year period of more than Two Hundred Thousand Dollars ($200,000) and (ii) is not terminable by Seller upon not more than thirty (30) days prior notice without the payment of any penalty.

“Material Respects” means any noncompliance, breach, violation, or inaccuracy, individually or in the aggregate, reasonably expected to cause Purchaser to incur Losses or cause the Property to suffer a diminution in value, in any case, in an amount equal to or greater than Three Million Four Hundred Twenty Three Thousand Dollars ($3,423,000).

“Material Taking” shall mean a Taking, or written notice from any governmental authority having authority to consummate a Taking that it intends to effectuate a Taking, which results (or which would result) in (a) a material restriction on access to the Property, (b) a Taking of 10% of more of the Property, (c) the Property to be not in compliance with zoning, or (d) material interference with the operation or use of the Hotel.

“Material Revision” shall mean any revision to the Design Drawings and Specifications that would (a) result in a decrease in the aggregate number of guest rooms or suites by five (5) or more, (b) result in a decrease of five percent (5%) or more in the aggregate square footage of any of the following categories of space at the Hotel: (i) all guest rooms and suites, (ii) public space (which shall include the lobby, restaurants, bars, lounges and other public rooms), and (iii) meeting space, and/or (c) be reasonably likely to decrease the value of the Hotel (individually or when aggregated with all other prior Material Revisions and Substantial Changes) in an amount equal to or greater than Eighteen Million Six Hundred Fifteen Thousand Dollars ($18,615,000).

“Maximum Unpaid Amount” shall mean Twenty Five Million and No/100 Dollars ($25,000,000).

“MI” shall mean Marriott International, Inc., a Delaware corporation, its successors and assigns by merger or operation of law and assignees to whom it has transferred all or substantially all of its hotel and related lodging assets and/or businesses.

“Miami Buyer” means Black Marble B 2013 LLC, a Delaware limited liability company or its successor or permitted assign under the Miami Purchase Agreement.

“Miami Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof between Miami Buyer and Miami Seller.

“Miami Seller” means Seville Acquisition, LLC a Delaware limited liability company or its successor or permitted assign under the Miami Purchase Agreement.

“MIDCS” means Marriott International Design & Construction Services, Inc., a Delaware corporation.

“Minimum Warranties” means the Warranties and Guarantees listed on Schedule 1.2.

“National Contracts” means all contracts related to the Hotel that arise from a master contract, national agreement or other agreement entered into by Seller that affects more than one hotel.

“Non-Material Taking” means any Taking other than a Material Taking.

“Objection Notice” has the meaning set forth in Section 8.1.5(a).

“Objection Notice Period” has the meaning set forth in Section 8.1.5(a).

“Offset Changes” has the meaning set forth in Section 8.1.5(c).

“Omnibus Agreement” means that certain Omnibus Agreement dated as of the date hereof among (i) Seller, (ii) Purchaser, (iii) Miami Buyer, (iv) Miami Seller, (v) London Buyer, and (vi) London Seller.

“Ordinary Course of Business” shall mean, with respect to any Person, such action as is consistent in nature, scope and magnitude with the past practices of such Person, and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Closing Date” has the meaning set forth in Section 3.1.1.

“Outside Closing Date Termination Notice” has the meaning set forth in Section 3.1.1.

“Owner Agreement” shall mean the Owner Agreement to be entered into at Closing by Manager, as manager, Purchaser, as owner, and operating tenant, as tenant, such agreement to be in the form attached as Exhibit B to that certain side letter between Purchaser and Seller dated as of the date hereof.

“Part 2 Approval” means, for the Historic Building, the approval by the National Park Service of Part 2 of the Historic Preservation Application (and plans for rehabilitation) submitted to the National Park Service, including any conditions specified by the National Park Service in such approval.

“Part 3 Approval” means the date on which a Request for Certification of Completed Work (Form 10-168c) has been submitted to and approved by the National Park Service pursuant to Part 3 of the Historic Preservation Application and the Rehabilitation has been determined to constitute a “certified rehabilitation” of a “certified historic structure.”

“Permits” shall mean all permits, licenses, variances or authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority required for the construction, ownership and operation of the Real Property and the Improvements, including building permits, signage permits, site use approvals, operational and occupational licenses, zoning certificates, environmental and land use permits, and any and all necessary approvals from Governmental Authorities, but shall not include the Excluded Permit.

“Permitted Encumbrances” shall mean, with respect to the Real Property and Improvements, (i) all matters referred to as exceptions in the Title Documentation, (ii) Liens that are consented to in writing by Purchaser, (iii) Liens for Taxes that are not yet due and payable or due and payable but not yet delinquent which are the subject of prorations in this Agreement, (iv) the ZELDA Amendment, and (v) applicable zoning regulations, orders and ordinances and other governmental laws, ordinances and regulations; provided, however, that Permitted Encumbrances shall not mean any violations of applicable zoning regulations, orders and ordinances and other governmental laws, ordinances and regulations.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

“Phase I” shall mean that certain Phase I Environmental Site Assessment, Cardno ATC Project No. 015.45189.0002, dated December 13, 2013, prepared by Cardno ATC.

“Placed in Service Date” means the date on which any of the Rehabilitation Improvements are first “placed in service,” within the meaning of Treas. Reg. §1.48-12(f)(2).

“Post-Closing Credit True-Up” has the meaning set forth in Section 9.3.

“Post-Closing Escrow Agreement” has the meaning set forth in Section 8.1.6(a).

“Potential Contributor” has the meaning set forth in Section 11.6.1.

“Prohibited Encumbrance” has the meaning set forth in Section 2.4.2.

“Prohibited Encumbrance Notice” has the meaning set forth in Section 2.4.2.

“Project Contractors” shall mean Architect, Contractor, Engineers and the other contractors, suppliers or materialmen which are a party to any Project Contract.

“Project Contracts” shall mean all contracts executed by Seller or MIDCS as agent for Seller related to the design, development and construction of the Hotel.

“Property” has the meaning set forth in Section 2.1.

“Property Reports” shall mean all environmental reports, property condition reports (i.e., a report on the condition of the Hotel’s structural, mechanical, electrical and plumbing systems) or other reports or studies with respect to the Real Property and the Improvements prepared by or on behalf of Purchaser in connection with the purchase and sale of the Property.

“Proposed Sale Notice” has the meaning set forth in Section 10.3(d)(i).

“Proprietary Information” shall mean (i) all Software, including the data and information processed or stored thereby; (ii) all manuals, brochures, directives, policies, programs and other information issued by Seller or any Marriott Company to employees at the Hotel or otherwise used in the operation of the Hotel or any other hotel or lodging product in the Marriott System; (iii) Customer Information and any goodwill associated therewith; (iv) all Marriott Trademarks and any other words, names, devices, symbols, logos, slogans, designs, brands, service marks, trade names, other distinctive features, or any combination of the foregoing, whether registered or unregistered, used in connection with the Marriott System and any goodwill associated with the foregoing; (v) all Seller (or other Marriott Company) trade secrets, confidential information and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by any Marriott Company in the operation of the Hotel or in any other hotel or lodging product in the Marriott System, including materials related to sales and marketing programs, revenue and inventory management programs, processes or systems, brand and pricing strategies, business and technology plans, and research and development reports; (vi) all employee records that must remain confidential either under legal requirements or under reasonable corporate policies of MI or any of its Affiliates; and (vii) any information or agreements reasonably considered confidential or proprietary in nature by Seller or any of its Affiliates, including all national or corporate-level contracts between MI or any other Marriott

Company that bind or benefit Seller, or any confidential or proprietary agreement between Seller or any of its Affiliates and any other parties, including lenders, vendors, suppliers or prior owners. The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible).

“Punchlist Items” means minor unfinished “punch list” items of construction of the Hotel or installation of incidental FF&E and supplies in the Hotel, including the lobby, administrative offices or any guest rooms, none of which individually or in the aggregate preclude Manager from operating the Hotel in accordance with System Standards and which (i) are susceptible of completion within ninety (90) days, and (ii) do not render (x) the Hotel entrance, the restaurant, all kitchens, the fitness center, lobby and/or lobby bar unusable for operation in the ordinary course of business of the Hotel in accordance with the System Standards, (y) more than twenty (20) rooms in the aggregate unusable for operation in the ordinary course of business of the Hotel in accordance with the System Standards, or (z) the Hotel unable to open and operate otherwise in accordance with Applicable Law. The parties agree that Punchlist Items shall be deemed to include all landscaping required under the Design Drawings and Specifications which cannot be completed because of seasonal or other weather-related reasons. Seller agrees to complete any such landscaping as soon as practical based on prevailing seasonal and weather conditions.

“Punchlist Escrow Funds” has the meaning set forth in Section 8.1.6(a).

“Purchase Price” has the meaning set forth in Section 2.3.1.

“Purchase Price Credit” has the meaning set forth in Section 6.3(b).

“Purchase Price Credit Holdback” has the meaning set forth in Section 6.3(b)(1).

“Purchaser” has the meaning set forth in the preamble to this Agreement, together with its successors or permitted assigns.

“Purchaser Broker” has the meaning set forth in Section 12.1.

“Purchaser Default” has the meaning set forth in Section 10.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2.

“Purchaser’s Knowledge” shall mean the actual knowledge of the directors of Blairgowrie Limited, after due inquiry with Jason Puryear and Frank Veenstra, which shall be deemed to be the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of a particular fact or matter by any of (a) Jason Puryear, and (b) Frank Veenstra without any duty of independent investigation (it being understood and agreed such actual knowledge shall be imputed to the directors of Blairgowrie Limited).

“QRE Certification” has the meaning set forth in Section 6.1.14.

“QREs” means “qualified rehabilitation expenditures,” as such term is defined in Section 47(c)(2) of the Code.

“Qualified Transferee” means any Person that:

(i) has sufficient financial resources to fulfill the obligations of “Owner” under the Management Agreement, in Seller’s reasonable judgment; provided that such transferee will be deemed to have sufficient financial resources if it has a verifiable net worth, determined in accordance with generally accepted accounting principles, of at least $32,700,000;

(ii) has not (and none of its Affiliates has been) convicted of a Serious Crime, is not in Control of or Controlled by Persons who have been convicted of a Serious Crime, and does not have a negative personal or business reputation such that if the transferee were to become the “Owner” under the Management Agreement, Manager may be unable, in Seller’s reasonable judgment, to obtain or maintain business licenses and permits, including licenses for the operation of gaming facilities in any jurisdiction;

(iii) does not (and none of its Affiliates does) own, or has the direct or indirect power to direct or cause the direction of the management and policies of, a branded hotel company that operates or licenses a chain or group of hotels containing more than 10,000 guest rooms, unless such transferee is an Institutional Investment Company; and

(iv) is not (and none of its Affiliates, or any other Person that directly or indirectly owns such person, has an ownership interest in, or controls the transferee or any of its Affiliates is) a Restricted Person.

“Real Property” has the meaning set forth in Section 2.1.1.

“Rehabilitation” means the development, construction, renovation, and rehabilitation work on the Historic Building described in the Design Drawings and Specifications and the Historic Preservation Application.

“Rehabilitation Improvements” means improvements to the Historic Building that are attributable to QREs incurred in connection with the Rehabilitation.

“Representatives” shall mean the officers, employees, agents, accountants, advisors, bankers or other similar representatives of a Person.

“Required Approval” shall mean the approval of a Governmental Authority or other third Person required in connection with the grant, sale, assignment, transfer or delivery to Purchaser of any Contract, or any claim or right or any benefit arising thereunder or resulting therefrom.

“Restricted Person” means a Person named in the U.S. Office of Foreign Asset Control’s Specially Designated Nationals and Blocked Persons, pursuant to Section 1 of U.S. Executive Order 13224.

“Safe Deposit Boxes” has the meaning set forth in Section 9.5.

“Selection Period” has the meaning set forth in Section 8.1.5(e).

“Seller” has the meaning set forth in the preamble to this Agreement, together with its successors or permitted assigns.

“Seller Broker” has the meaning set forth in Section 12.1.

“Seller Default” has the meaning set forth in Section 10.1.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller’s Knowledge” shall mean the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of a particular fact or matter by any of (a) Timothy Grisius (Senior Vice President) and (b) Michael Dearing (Executive Vice President), without any duty of independent investigation.

“Seller’s Pre-Opening Activities” shall mean the following activities:

(i) Purchasing and installing all of the FF&E plus any Inventory (including, without limitation, food and beverages);

(ii) Testing all installed FF&E and installed Inventory (including, without limitation technology items such as internet, television, & phones) for functionality for intended use;

(iii) Unpacking, distributing (i.e., delivering to the guest rooms and other appropriate Hotel spaces), setting into place and loading the Inventory, and removing any trash or debris as a result thereof;

(iv) Negotiating and executing agreements related to the Hotel subject to any approval rights of Purchaser set forth in Section 8.1.1(a);

(v) Negotiating the form of the restaurant lease for the Hotel to be executed by Purchaser or Manager (as applicable in accordance with the Management Agreement) after the Closing Date, subject to the reasonable approval of Purchaser (taking into account the context of a restaurant lease in a luxury lifestyle hotel); and

(vi) Storing all FF&E and Inventory prior to Completion of Construction.

“Serious Crime” means a crime punishable by either or both (i) imprisonment of five years or more; or (ii) payment of a fine or penalty of US$50,000 or more.

“Settlement Statement” has the meaning set forth in Section 6.1.4.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software that is generally commercially available, that are used by Seller or any Affiliate of Seller in connection with operating or otherwise providing services to the Hotel and/or the Marriott System, including the property management system, the reservation system and the other electronic systems used by Seller or any Affiliate of Seller in connection with operating or otherwise providing services to the Hotel and/or the Marriott System.

“Subject Property” has the meaning set forth in Section 10.3(d)(i).

“Subject Tax Documents” has the meaning set forth in Section 2.3.1.

“Substantial Changes” has the meaning set forth in Section 8.1.5(c).

“System Standards” has the meaning given such term in the Management Agreement.

“Taking” shall mean any condemnation, eminent domain or similar action for the taking or appropriation of all or any part of the Real Property.

“Tangible Personal Property” shall mean the items of tangible personal property (other than Excluded Assets) consisting of all FF&E, FAS, Inventories, Deposits and other personal property of every kind and nature (i) owned by Seller and (ii) located at the Hotel or used or to be used in connection with the Hotel, including Seller’s interest as lessee with respect to any such Tangible Personal Property, and, to the extent in Seller’s possession and not privileged, all records, contracts, files, and other matters relating to the operation of the Property, but in any event excluding the Excluded Assets.

“Tax or Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, registration, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“TCO Conditions” has the meaning set forth in Section 8.1.6(d).

“TCO Period” shall mean the eighteen (18) month period commencing on the Closing Date.

“Third Party Claim” has the meaning set forth in Section 11.4.1.

“Threshold Amount” has the meaning set forth in Section 11.5.2.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Documentation” has the meaning set forth in Section 2.4.2.

“Trade Payables” has the meaning set forth in Section 8.3.1.

“Unforeseen Conditions” shall mean any and all covered or otherwise latent or hidden and materially adverse conditions existing at, in, on or under the Real Property or any building or structure located on the Real Property before the commencement of the Rehabilitation which: (i) are not actually Known to Seller and (ii) would not have been reasonably foreseeable by a Person experienced in undertaking work of the type involved in the particular location, circumstances, and conditions during the pre-Rehabilitation phase using all appropriate due diligence.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the Marriott System.

“U.S. Person” shall mean: (i) any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any company or business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any individual or business entity, wheresoever organized or doing business, which is owned or controlled by those specified in clause (i) or clause (iii) above.

“Warranties and Guarantees” shall mean all warranties and guarantees held by Seller related to the Real Property, the Hotel or the Improvements (including, without limitation, all warranties and guarantees that arise under the Project Contracts), other than the Excluded Assets.

“ZELDA” shall mean that certain Zoning Lot Development and Easement Agreement made between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC dated as of June 20, 2007 and recorded on July 25, 2007 in the official land records of New York City, New York as CRFN 2007000381680, as the same has been amended from time to time.

“ZELDA Amendment” has the meaning set forth in Section 2.4.2.

ARTICLE II

PROPERTY; PURCHASE AND SALE; DILIGENCE

2.1 The Property. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller the following (collectively, the “Property”); provided that the Property shall not include any Excluded Assets:

2.1.1 The fee simple title to that certain parcel of land located at 5 Madison Avenue, New York, New York (the “Real Property”), being more particularly described on Exhibit A attached hereto, together with all rights, titles and interests appurtenant to such Real Property, including, without limitation, all strips, gores, rights of way and easements appurtenant thereto and all oil, gas and other mineral rights situated on, in and under such Real Property;

2.1.2 The Historic Building (including any Rehabilitation Improvements) and any other buildings, parking areas, walls, fences, landscaping, fixtures, systems, and other improvements now or hereafter situated on the Real Property, and any of the foregoing now or hereafter situated on the easement areas set forth in the CC&R and the ZELDA benefitting the Real Property as part of the Rehabilitation in accordance with the Design Drawings and Specifications (collectively, the “Improvements”);

2.1.3 All of Seller’s right, title and interest in and to all Assets; and

2.1.4 All Books and Records of the Hotel excluding (a) duplicate copies thereof, which Seller shall be entitled to make and retain, and (b) those related to any Excluded Asset.

2.2 Intentionally Omitted.

2.3 Purchase Price; Purchase Price Allocation

2.3.1 The purchase price for the Property shall be an amount equal to Three Hundred Seventy Two Million Three Hundred Thousand Dollars ($372,300,000) (the “Purchase Price”), as adjusted for the prorations and allocations provided herein, including those prorations and allocations described in Article IX hereof (the “Adjusted Purchase Price”), a portion of which is intended to be paid for the Rehabilitation Improvements, which have not been “placed in service” (within the meaning of Treas. Reg. §1.48-12(f)(2)). Each of Seller and Purchaser may report such allocation of the Purchase Price on its respective income tax returns as it determines in its sole discretion. Notwithstanding the immediately preceding sentence, for purposes of the New York State Department of Taxation and Finance Form AU-196.10 and all affidavits and forms required to be filed or recorded in connection with the recordation of the Deed only (collectively, the “Subject Tax Documents”), Seller and Purchaser shall reasonably agree on an allocation of the Purchase Price among real and personal property no later than the date which is forty-five (45) days before the date on which Completion of Construction is anticipated to occur. If Seller and Purchaser are unable to agree on an allocation on or before such date, Seller and Purchaser shall submit the matter to the Adjustments Expert for resolution. The Adjustments Expert shall make an independent allocation and submit such allocation to the parties in writing within ten (10) days following its receipt of the submission by Seller and Purchaser of such matter. The Adjustments Expert’s written determination of such matter shall be binding upon the parties for purposes of the Subject Tax Documents only. Seller and Purchaser agree that not later than three (3) Business Days after Purchaser and Seller (or the Adjustments Expert) agree upon such allocation of the

Purchaser Price among real and personal property, Purchaser shall deliver to Seller a completed New York State Department of Taxation and Finance Form AU-196.10, and upon Seller’s reasonable review and approval thereof within three (3) Business Days of Seller’s receipt thereof and in any event on or prior to the date submission is required under Applicable Law, Purchaser shall deliver same to the “NYS Tax Department” pursuant to the instructions set forth on page 2 thereof. Purchaser shall be solely responsible for the payment of any amount determined by the New York State Department of Taxation and Finance to be due in connection with the Closing without adjustment of the Purchase Price and shall deliver same to the New York State Department of Taxation and Finance pursuant to any payment instructions received therefrom.

2.3.2 At Closing, Purchaser shall pay, or cause to be paid, to Seller the Adjusted Purchase Price by wire transfer of immediately available funds.

2.4 Due Diligence Activities

2.4.1 Documents Delivered to Purchaser. The parties acknowledge that prior to the execution of this Agreement Seller has delivered, and during the term of this Agreement Seller may deliver, to Purchaser certain Hotel and Property Information. If this Agreement is terminated for any reason, Purchaser shall promptly return or destroy, or cause to be returned or destroyed, to Seller the Hotel and Property Information provided to Purchaser, whether provided before or after the execution of this Agreement. Additionally, subject to any confidentiality, contractual restrictions and Purchaser’s internal recordkeeping policies, Purchaser shall (a) deliver to Seller all Property Reports obtained by Purchaser; (b) destroy any and all documentation and additional information containing or derived from the Hotel and Property Information or Property Reports; and (c) electronically delete, or cause to be deleted such Hotel and Property Information or Property Reports from any electronic equipment on which any Hotel and Property Information was received or reviewed in electronic form and purge or otherwise destroy any information downloaded from any “e-room” that was made available to Purchaser.

2.4.2 Title and Survey. Prior to the Effective Date, Purchaser has obtained that certain Proforma Owner’s Policy of Title Insurance, a copy of which is attached hereto as Schedule 2.4.2 (the “Title Documentation”). Purchaser acknowledges and agrees that, by its execution of this Agreement, any matters appearing, contained within or disclosed by the Title Documentation shall be Permitted Encumbrances. After the Effective Date and for so long as this Agreement remains in effect, Seller shall not create or permit an Encumbrance, other than Permitted Encumbrances, to Seller’s title to all or any part of the Real Property and the Improvements that would extend beyond Closing (a “Prohibited Encumbrance”) except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or conditioned to the extent such Encumbrance is required in connection with the development or construction of the Hotel). To the extent any Encumbrance is necessary or desirable, Seller shall submit a written request to Purchaser for Purchaser’s approval (which shall not be unreasonably withheld or conditioned) together with a reasonably detailed explanation of the reason that such Encumbrance is necessary or desirable. Purchaser shall have a period of ten (10) Business Days after receipt of any such written request and reasonably detailed explanation to notify Seller in writing that Purchaser approves or disapproves of such request, specifying in reasonable detail its reasons for any such disapproval (which may be a request for additional information). If Purchaser does not disapprove of a request (or request additional information) within the ten (10) Business Day period, Seller shall submit a second request for approval which request shall contain a legend in all capital 14 point letters that reads: “THIS IS A REQUEST FOR APPROVAL OF THE ENCUMBRANCE DESCRIBED HEREIN; FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED APPROVAL OF THE ENCUMBRANCE CONTAINED HEREIN.” If Seller delivers such second notice and Purchaser does not disapprove (or request additional information) of such request within five (5) Business Days after receipt of the request and all additional information reasonably requested by Purchaser, such request shall be deemed approved by Purchaser. All Encumbrances approved or deemed by Purchaser shall be Permitted Encumbrances. Purchaser (i) acknowledges that Seller intends to execute and record in the official land records of New York City, New York an amendment to the ZELDA in the form attached hereto as Exhibit E with such modifications as may be required by the lender of 1 Madison Office Fee LLC and reasonably acceptable to Seller and Purchaser (as so modified, the “ZELDA Amendment”) and (ii) agrees that the ZELDA Amendment shall be a Permitted Encumbrance. Any amendments, modifications or supplements (including any consents or waivers thereunder) to the ZELDA Amendment shall be subject to Purchaser’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned to the extent required in connection with the development or construction of the Hotel. If Seller creates a Prohibited Encumbrance in violation of this Section, then Seller shall promptly provide Purchaser with written notice of the Prohibited Encumbrance and if Purchaser becomes aware of a Prohibited Encumbrance in violation of this Section, then Purchaser shall promptly provide Seller with written notice of the Prohibited Encumbrance (any such notice by Seller or Purchaser, a “Prohibited Encumbrance Notice”). In the event Seller or Purchaser delivers a Prohibited Encumbrance Notice, subject to the terms of Section 10.1 hereof, Purchaser shall have the right to either (a) waive such Prohibited Encumbrance without reduction of the Purchase Price, in which case the Prohibited Encumbrance shall become a Permitted Encumbrance and Purchaser may not thereafter refuse to consummate the transactions as contemplated hereby or claim any failure of Seller’s obligations hereunder because of any failure to cure the Prohibited Encumbrance; or (b) terminate this Agreement by written notification delivered to Seller within two (2) Business Days after the Prohibited Encumbrance Notice; provided, however, that Seller shall have a period of fifteen (15) days from the date of its receipt of such written termination notice during which to cure the Prohibited Encumbrance (and the Closing Date shall be automatically extended by such curative period) and if such cure is achieved within such fifteen (15) day period, then the termination notice shall be automatically rendered null and void; provided, further, that Seller shall be required to cure, of record, any and all mortgages and other Liens which can be cured by the payment of money, whether or not Purchaser objects thereto and whether or not Seller expressly agrees in writing to cure.

2.4.3 Access to Property. From the date hereof until the Closing Date or earlier termination of this Agreement, upon Purchaser providing reasonable advance notice to Seller, Seller shall provide Purchaser and its Representatives with reasonable access to the Property, provided that the foregoing access by Purchaser shall not interfere with the Rehabilitation (other than to a de minimis extent). Seller shall have the right to have a Representative present at any such meetings or inspections conducted by Purchaser and/or its Representatives. In no event may Purchaser engage in any invasive testing of the Real Property (including testing of soil or water) without Seller’s prior written consent. Notwithstanding anything contained herein to the contrary, without first obtaining Seller’s consent thereto (in Seller’s reasonable discretion) in each instance, neither Purchaser nor any Purchaser’s Representative shall contact (i) any owner of land adjacent to the Property, including, without limitation, 1 Madison Office Fee LLC or (ii) any Governmental Authority regarding any aspect of the Property, provided that the foregoing clause (ii) shall not apply to searches of public records and databases. Purchaser shall repair any damage caused by Purchaser or its Representatives in connection with Purchaser’s or its Representatives’ entry onto the Real Property and Improvements and inspection thereof. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates from any and all Losses arising out of such entry and inspection. Purchaser’s obligations under this Section shall survive Closing and/or any termination of this Agreement; provided, however, that the foregoing obligation to indemnify, defend and hold harmless Seller and its Affiliates shall expressly exclude any Losses relating to the mere discovery of a pre-existing condition of the Property (including without limitation the discovery or pre-existing Hazardous Substances in, or, about, or under the Property). At the request of Seller, Purchaser shall provide to Seller, at no cost to Purchaser and without representation or warranty of any kind (and subject to any confidentiality, contractual restrictions and Purchaser’s internal recordkeeping policies), copies of any environmental reports commissioned by Purchaser.

2.4.4 Purchaser Investigations. Purchaser acknowledges and agrees that (a) Purchaser has been given the full opportunity prior to the Effective Date to inspect and investigate each and every aspect of the Property, either independently or through Representatives, as Purchaser considers necessary or appropriate to assess the condition of the Property and to determine the suitability of the Property for Purchaser’s intended use, (b) Purchaser is acquiring the Property based on its independent investigation, and (c) Purchaser shall have no right after the Effective Date to terminate this Agreement based on any further investigations of the Property except as set forth herein.

2.4.5 Confidentiality.

(a) Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that the Hotel and Property Information made available to it by Seller, any Property Reports, and any other information Purchaser learns as a result of its due diligence activities are confidential and shall not be disclosed to any other Person except those Persons assisting Purchaser with the transaction (including Purchaser’s and its Affiliates’ agents, officers, directors, managers, shareholders, employees, attorneys and other designees), or Purchaser’s lender, if any, and then only upon Purchaser making such Person aware of the confidentiality restriction and procuring such Person’s agreement to be bound thereby; provided, however, that Purchaser shall have no obligation to obtain such agreement from its counsel or lender but shall nonetheless advise such Persons of the confidential nature of the Hotel and Property Information, the Property Reports and the transaction contemplated by this Agreement. Notwithstanding the foregoing sentence, Purchaser may disclose confidential information to the extent (i) such information is generally available to the public through no wrongful act of Purchaser or Purchaser’s or its Affiliates’ agents, officers, directors, managers, shareholders, employees, attorneys and other designees, and/or (ii) Purchaser is required to do so by competent legal authority or as required under the terms of this Agreement; provided, however, that in the absence of a protective order, Purchaser shall disclose only such portions of the confidential information as is legally required, based on advice of counsel. Purchaser will, unless legally prohibited from doing so, based on the advice of counsel, provide Seller with prompt notice of any request, subpoena, or other demand from any third party to disclose confidential information received by Purchaser and afford Seller the opportunity to contest such demand or proceeding. Purchaser agrees not to use or allow to be used any Hotel and Property Information or Property Reports for any purpose other than to determine whether to proceed with the contemplated purchase of the Hotel. The provisions of this Section 2.4.5(a) shall survive the termination of this Agreement but shall terminate at Closing.

(b) Unless Purchaser specifically and expressly otherwise agrees in writing, and except as set forth in Section 12.3 hereof, Seller agrees that the terms of the transaction contemplated by this Agreement and the identity of the Purchaser and its Affiliates and any other information Seller learns regarding Purchaser or its Affiliates are confidential and shall not be disclosed to any other Person except those Persons assisting Seller with the transaction (including Seller’s and its Affiliates’ agents, officers, directors, managers, shareholders, employees, attorneys and other designees), and then only upon Seller making such Person aware of the confidentiality restriction and procuring such Person’s agreement to be bound thereby; provided, however, that Seller shall have no obligation to obtain such agreement from its counsel but shall nonetheless advise such Persons of the confidential nature of the transaction contemplated by this Agreement. Notwithstanding the foregoing sentence, Seller may disclose confidential information to the extent (i) such information is generally available to the public through no wrongful act of Seller or Seller’s or its Affiliates’ agents, officers, directors, managers, shareholders, employees, attorneys and other designees, and/or (ii) Seller is required to do so by competent legal authority or as required under the terms of this Agreement; provided, however, that in the absence of a protective order, Seller shall disclose only such portions of the confidential information as is legally required, based on advice of counsel. Seller will, unless legally prohibited from doing so, based on the advice of counsel, provide Purchaser with prompt notice of any request, subpoena, or other demand from any third party to disclose confidential information received by Seller and afford Purchaser the opportunity to contest such demand or proceeding. The provisions of this Section 2.4.5(b) shall survive the termination of this Agreement and the Closing.

ARTICLE III

CLOSING

3.1 Closing

3.1.1 Closing. The purchase and sale of the Property shall be consummated pursuant to an escrow closing (the “Closing”), at 10:00 am (local New York time) (“E.T.”) on the date that is fifteen (15) Business Days after the Completion of Construction, or such earlier or later date mutually agreed upon by Seller and Purchaser; provided, however, that in no event shall the Closing occur subsequent to the Placed in Service Date or the Actual Use Date (as the same may be extended pursuant to the terms set forth in this Agreement, the “Closing Date”). The Closing shall be conducted by escrow through the Title Company. If the Closing Date has not occurred on or before March 31, 2016 (the “Outside Closing Date”), Purchaser may terminate this Agreement by written notice (the “Outside Closing Date Termination Notice”) delivered to Seller at any time after the Outside Closing Date but prior to Completion of Construction, whereupon this Agreement shall automatically terminate on the date that is thirty (30) days after such party’s receipt of the Outside Closing Date Termination Notice (the “Delayed Termination Date”), in which case the parties hereto shall be released from all further obligations hereunder, except those obligations which expressly survive a termination of this Agreement and the terms of the Omnibus Agreement (including, without limitation, the obligation to pay the London Refund and/or the Miami Refund as provided in the Omnibus Agreement); provided, however, that if Purchaser delivers an Outside Closing Date Termination Notice to Seller and Completion of Construction occurs on or before the Delayed Termination Date, then Purchaser and Seller shall be obligated to proceed to Closing in accordance with the terms of this Agreement.

3.1.2 Payment. The Adjusted Purchase Price, together with all closing costs described in Article IX of this Agreement, shall be deposited by Purchaser into an account designated by the Title Company no later than 3:00 p.m. E.T. on the Closing Date, and shall be disbursed by the Title Company to Seller on or before 4:00 p.m. E.T., on the Closing Date by federal wire transfer of immediately available funds to such bank account(s) as Seller may designate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1 Seller Representations and Warranties. Seller represents and warrants to Purchaser, as of the Effective Date and, subject to the terms of Section 4.3 hereof and Section 6.3 hereof, as of the Closing Date, the following:

4.1.1 Organization, Existence, Records and Actions. Seller is duly formed and organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to conduct its business as it is now being conducted, and to own or use the Property that it purports to own or use. Seller is in good standing under the laws of the jurisdiction in which the Property is located.

4.1.2 Authority, Approval and Enforceability. Seller has the authority to execute and deliver this Agreement, and has obtained all corporate approvals necessary to perform the transactions contemplated by this Agreement. The individuals executing this Agreement on Seller’s behalf are authorized to act on behalf of Seller. This Agreement has been validly executed and delivered by Seller and is or will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

4.1.3 No Conflicts; Consents. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of (i) any provision of the organizational documents of Seller, or (ii) any resolution or action adopted by the board of directors or other governing body, managers or managing members or members of Seller; (b) contravene, conflict with, or result in a violation of any Applicable Law, judgment, writ, injunction or decree of any court or Governmental Authority applicable to Seller or the Property, or give any Governmental Authority or other Person the right to challenge any transaction contemplated by this Agreement; or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract.

4.1.4 Litigation. Except as set forth in Schedule 4.1.4 of this Agreement, no Legal Proceeding is pending or, to Seller’s Knowledge, threatened against Seller or affecting Seller or the Property that (a) questions the validity of this Agreement or any action taken or to be taken by Seller pursuant hereto or (b) may result in or subject the Property to liability that is not covered by insurance, whether or not Purchaser is indemnified by Seller with respect to the same.

4.1.5 Contracts. Schedule 4.1.5 of this Agreement sets forth a true, correct and complete list of all Contracts, true, correct and complete copies of which have been delivered or made available to Purchaser on the Datawebsite. The Contracts have not been modified, supplemented or amended (or waived) in any respect except as set forth on Schedule 4.1.5. The Contracts are in full force and effect, and to Seller’s Knowledge, Seller is not in default in the performance of any of its material obligations thereunder.

4.1.6 Bankruptcy. No assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other similar proceedings are pending against Seller or the Property or, to Seller’s Knowledge, have been threatened in writing.

4.1.7 Government Approvals. Other than the Permits, no authorization, consent or approval of any Governmental Authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.8 Rights to Purchase. Other than this Agreement, Seller has not granted any options or rights of first refusal or rights of first offer or similar purchase rights with respect to the purchase of the Property or any part thereof or interest therein, and, to Seller’s Knowledge, none of the foregoing exist.

4.1.9 Plans. Seller has delivered to Purchaser true, correct and complete copies of the Initial Plans.

4.1.10 Historic Tax Credits.

(a) The Historic Building is listed in the National Park Register of Historic Places maintained by the Department of the Interior pursuant to the National Historic Preservation Act of 1966.

(b) The Rehabilitation constitutes (or will constitute upon receipt of Part 3 Approval) a “certified rehabilitation” of a “certified historic structure” (as such terms are defined in Section 47 of the Code).

(c) To Seller’s Knowledge, the amount of QREs reflected in the QRE Certification to be delivered by Seller to Purchaser at the Closing will be a reasonable estimate of the QREs incurred by Seller in connection with the Rehabilitation as of such date.

(d) Substantially all of the expenditures included in the calculation of QREs reflected in the QRE Certification are (or will be) properly chargeable to a capital account for commercial real property (or an addition or improvement thereto) for which depreciation is allowable under Section 168 of the Code.

(e) Seller has not claimed any Historic Tax Credits with respect to the Rehabilitation Improvements.

(f) The Historic Building was “placed in service” (within the meaning of Treas. Reg. §1.48-12(f)(2)) at least once by a prior owner before the beginning of its rehabilitation by Seller.

(g) No portion of the Hotel will be “placed in service” (within the meaning of Treas. Reg. §1.48-12(f)(2)) after the completion of the Rehabilitation of the Historic Building on or before the Closing Date.

(h) No Certificate of Occupancy has been or will be issued for the Hotel after the completion of the Rehabilitation of the Historic Building and prior to the Closing Date.

(i) The rehabilitation expenditures identified as QREs in the QRE Certification do not (or will not) include (i) any expenditure with respect to which a method other than the straight line method of depreciation over a recovery period determined under Section 168(c) or 168(g) of the Code (as modified by Section 251(d)(4) of the Tax Reform Act of 1986) will be used, (ii) the cost of acquiring the Historic Building, or (iii) the cost of any enlargement of the Historic Building, excluding any increase in floor space resulting solely from interior remodeling.

4.1.11 Gift Certificates. Seller has not issued any gift certificates with respect to the Hotel other than in connection with reasonable and commercial pre-opening activity.

4.1.12 Leases. Other than the Contracts, there are no leases, sublease, licenses, or other occupancy agreements in effect with respect to the Property.

4.1.13 ICAP.

(a) All documents required under §§489-aaaaaa-kkkkkk of the Real Property Tax Law and the Rules and Regulations governing the Industrial and Commercial Abatement Program (“ICAP”) have been filed, or as of the Closing Date shall be filed, with the Department of Finance (“DOF”), Department of Labor Services (“DLS”), Department of Buildings (“DOB”) and any other agency of the City or State of New York. Such documents shall include, but not be limited to, the preliminary applications for certificate of eligibility, building permits and other filings with the DOB and employment reports with the DLS.

(b) Neither Seller, nor any of its Affiliates, nor any officer, director or general partner of the foregoing was finally adjudicated by a court of competent jurisdiction to have violated §235 of the Real Property Law or any section of Article 150 of the Penal Law or any similar arson law of another state with respect to any building or was an officer, director or general partner of a Person at the time such Person was finally adjudicated to have violated such law, and there are no pending charges alleging violation of §235 of the Real Property Law or any section of Article 150 of the Penal Law or any similar arson law of another jurisdiction with respect to any of the foregoing persons.

(c) All Real Property Income and Expense Statements required to be annually filed with the New York City Department of Finance with respect to the Property have been timely filed.

4.1.14 Encumbrances. Seller has not, except for this Agreement, the Permitted Encumbrances and the ZELDA Amendment, committed nor obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any party. To Seller’s Knowledge, no Encumbrance on Seller’s title to the Real Property or Improvements or on any adjacent parcel of real property (or improvements thereon) is required to be granted or permitted in connection with the development or construction of the Hotel other than the ZELDA Amendment and the electrical easements set forth in the ZELDA and the ZELDA Amendment.

4.1.15 Tax Certiorari Proceedings. There are no pending tax protest proceedings or tax certiorari proceedings with respect to the Real Property or Improvements except as set forth on Schedule 4.1.15.

4.1.16 Warranties and Guarantees. Schedule 4.1.16 of this Agreement sets forth a true, correct and complete list of Warranties and Guarantees, true, correct and complete copies of which have been delivered or made available to Purchaser on the Datawebsite as of November 30, 2013 other than the CM Agreement Guaranty which was delivered to Purchaser on December 21, 2013. The Warranties and Guarantees have not been modified, supplemented or amended (or waived) in any respect except as set forth in Schedule 4.1.16. The Warranties and Guarantees are in full force and effect, to Seller’s Knowledge are legal, valid, and binding obligations of the parties thereto, and Seller has not received any notice invalidating any of the Warranties and Guarantees. The Warranties and Guarantees set forth on Schedule 4.1.16 are fully assignable to Purchaser without the consent of any Person other than those Persons whose consent has been obtained by Seller and evidenced to the reasonable satisfaction of Purchaser. Purchaser acknowledges and agrees that Seller makes no representations or warranties of any kind with respect to the existence, transferability or assignability of any Warranties and Guarantees included in the Project Contracts or otherwise arising from or delivered in connection with the Project Contracts except with respect to the Warranties and Guarantees set forth on Schedule 4.1.16 (which Schedule, for the avoidance of doubt, as of the Closing Date shall include, at a minimum, the Warranties and Guarantees set forth in the CM Agreement and the Minimum Warranties (or a MI Warranty in accordance with Section 8.1.2)).

4.1.17 US Person. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and Seller is in good standing and authorized to transact business in the State of New York.

4.1.18 Project Contracts. Schedule 4.1.18 of this Agreement is a true, correct and complete list of all Project Contracts, true, correct and complete copies of which have been delivered or made available to Purchaser on the Datawebsite as of November 30, 2013. The Project Contracts have not been modified, supplemented or amended (or waived) in any respect except as set forth on Schedule 4.1.18. The Project Contracts are in full force and effect, to Seller’s Knowledge are legal, valid, and binding obligations of the parties thereto, and to Seller’s Knowledge, Seller is not in default in the performance of any of its material obligations thereunder.

4.1.19 Tangible Personal Property. Immediately prior to the Closing, Seller shall own all Tangible Personal Property necessary to cause satisfaction of clause (iii)(a) of the definition of Completion of Construction.

4.1.20 Compliance with Applicable Laws. The Improvements and the Real Property (including, without limitation, the Rehabilitation of the Improvements and the Real Property), and to Seller’s Knowledge, all easements or other appurtenant rights thereto, are in compliance with Applicable Laws except to the extent such noncompliance would individually or in the aggregate, not reasonably be expected to cause Purchaser to incur Losses or cause a diminution in value of the Property in an amount greater than Three Hundred Thousand Dollars ($300,000).

4.1.21 CC&R. The Improvements and the Real Property (including, without limitation, the Rehabilitation of the Improvements and the Real Property), and to Seller’s Knowledge, all easements or other appurtenant rights thereto, are in compliance with the CC&R.

4.1.22 Employees. Seller has not nor ever has had, any employees employed at the Property.

4.1.23 Insurance Policies. Schedule 4.1.22 of this Agreement is a true, correct and complete list of all Insurance Policies. To Sellers’ Knowledge, Schedule 4.1.22 is a true, correct and complete list of all outstanding claims and settlements under any Insurance Policies. The Insurance Policies are fully paid for or are paid for in installments and such payments are current and, to the knowledge of Seller, such Insurance Policies in full force and effect. Seller has not received any written notices that the Insurance Policies will be cancelled or are not valid, outstanding and enforceable policies.

4.1.24 Condemnation. Seller has not received any written notice from any Governmental Authority of any condemnation, eminent domain or similar proceedings in connection with the Property or any portion thereof, and to the Seller’s Knowledge, there are no existing, pending or threatened condemnation, eminent domain or similar proceedings in connection with the Property or any portion thereof.

4.2 LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS AND INSTRUMENTS EXECUTED AND/OR DELIVERED IN CONNECTION HEREWITH, NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE REHABILITATION, OR ANY PART THEREOF, THE PHYSICAL CONDITION, INCOME, EXPENSES, OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME, THE ELIGIBILITY OF THE REHABILITATION FOR THE HISTORIC TAX CREDIT, OR ANY OTHER MATTER OR THING WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS AND INSTRUMENTS EXECUTED AND/OR DELIVERED IN CONNECTION HEREWITH, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OWNERSHIP, REHABILITATION, CONSTRUCTION, MAINTENANCE, USE, OR OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

4.3 Update of Schedules; Bring-Down; Survival. On or before the fifteenth (15th) day of each of January, April, July and October prior to Closing, and at least ten (10) Business Days but not more than fifteen (15) Business Days prior to the Closing Date, and again at least one (1) Business Day prior to the Closing Date, Seller shall deliver to Purchaser an update of Schedules 4.1.4, 4.1.5, 4.1.15, 4.1.16 (which as of the Closing Date shall include, at a minimum, the Warranties and Guarantees set forth in the CM Agreement and the Minimum Warranties (or a MI Warranty in accordance with Section 8.1.2)), 4.1.18, and 4.1.22 which updated Schedules shall be attached to this Agreement upon such delivery and shall supersede all prior versions of such Schedules. The representations and warranties made in this Agreement by Seller on the

Effective Date (as modified by the updated Schedules described in the immediately preceding sentence) shall be deemed remade by Seller as of the Closing Date with the same force and effect as if made on, and as of, the Closing Date (except for the representation in the last sentence of Section 4.1.14 hereof which is made as of the Effective Date only). All representations and warranties made in this Article IV by Seller shall survive Closing for the Claims Period.

4.4 Knowledge of Inaccurate Seller Representation. All of the representations and warranties of Seller contained herein are qualified by the matters set forth in (i) the Disclosure Letter and (ii) the violation searches provided by the Title Company on the Effective Date. In addition, to the extent of Purchaser’s Knowledge that any Seller representation or warranty is inaccurate, untrue, or incorrect and Purchaser proceeds to close hereunder, such misrepresentation or breach of warranty shall be deemed waived by Purchaser. Purchaser hereby acknowledges that each of Jason Puryear and Frank Veenstra shall be deemed to have actual knowledge of all conditions identified in (i) Schedule 4.4, and (ii) Phase I Environmental Site Assessment, Cardno ATC Project No. 015.45189.0002, dated December 13, 2013, prepared by Cardno ATC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Purchaser’s Representations. Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following:

5.1.1 Organization, Existence, Records, and Actions. Purchaser is duly formed and organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is, or will be at Closing, duly qualified to do business as a foreign entity and is in good standing under the laws of the jurisdiction in which the Property resides.

5.1.2 Authority, Approval and Enforceability. Purchaser has the authority to execute, deliver and perform the transactions contemplated by this Agreement, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. The individuals executing this Agreement on Purchaser’s behalf are authorized to act on behalf of the Purchaser. This Agreement has been validly executed and delivered by Purchaser and is or will be a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

5.1.3 No Conflicts; Consents. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of (i) any provision of the organizational documents of Purchaser, or (ii) any resolution or action adopted by the board of directors or other governing body, managers or managing members or members of Purchaser; or (b) contravene, conflict with, or result in a violation of any Applicable Law, judgment, writ, injunction or decree of any court of Governmental Authority applicable to Purchaser or give any Governmental Authority or other Person the right to challenge any transaction contemplated by this Agreement.

5.1.4 Litigation. No Legal Proceeding is pending, or to Purchaser’s Knowledge, threatened that questions the validity of this Agreement or any action taken or to be taken by Purchaser pursuant hereto.

5.1.5 Specially Designated National or Blocked Person. Neither Purchaser nor any of its Affiliates or constituents have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any OFAC Regulations, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its Affiliates or constituents (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order.

5.1.6 Merger or Acquisition Discussions; Other Prohibited Acts. Neither Purchaser nor any of its Affiliates has been engaged in or undertaken any discussions or negotiations for the sale, assignment, transfer or other disposition, for value of otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or in a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, which would result in the transfer of any direct or indirect interest in Purchaser to a Competitor.

5.1.7 Bankruptcy. No assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other similar proceedings are pending against Purchaser.

5.1.8 Government Approvals. No authorization, consent or approval of any Governmental Authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

5.2 Bring-Down; Survival. The representations and warranties made in this Agreement by Purchaser are made as of the date hereof and shall be deemed remade by Purchaser as of the Closing Date with the same force and effect as if made on, and as of, the Closing Date. All representations and warranties made in this Article V by Purchaser shall survive Closing for the Claims Period.

ARTICLE VI

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to pay the Adjusted Purchase Price to Seller and acquire the Property on the Closing Date, and to take the other actions required by Purchaser at the Closing, is subject to the satisfaction of the following conditions precedent on and as of the Closing Date (all or any of which may be waived in writing, in whole or in part, by Purchaser):

6.1 Closing Documents. Seller, at Seller’s sole cost and expense, shall have delivered (or caused to be delivered) to Purchaser with respect to the Property:

6.1.1 A deed in the form attached as Exhibit B (the “Deed”), duly executed by Seller;

6.1.2 A bill of sale and general assignment in the form attached as Exhibit C (the “General Assignment”), duly executed by Seller, transferring and assigning to Purchaser all rights, title and interest of Seller in the Assets;

6.1.3 Required documents for sale of vehicle(s), if any, duly executed by Seller;

6.1.4 A statement evidencing the payments, adjustments and prorations provided for hereunder and otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”), duly executed by Seller;

6.1.5 If applicable, an assignment of the Manager Contracts to Manager pursuant to an assignment and assumption agreement, duly executed by Seller and Manager, conveying to Manager all of Seller’s rights, title and interest in and to the Manager Contracts.

6.1.6 The Management Agreement and such other documents, if any, required under the terms of the Management Agreement, each duly executed by Manager;

6.1.7 Certified copies of applicable resolutions and certificates of incumbency with respect to Seller and such other Persons as Purchaser and the Title Company may reasonably require;

6.1.8 FIRPTA Affidavit in form reasonably acceptable to Purchaser, duly executed by Seller;

6.1.9 TP-584 (Combined Real Property Transfer Tax Return and Credit Line Mortgage Certificate), duly executed by Seller;

6.1.10 NYC RPT (Real Property Transfer Tax Return), duly executed by Seller;

6.1.11 RP-5217 (Real Property Transfer Report), duly executed by Seller;

6.1.12 The Post-Closing Escrow Agreement, duly executed by Purchaser, if applicable;

6.1.13 All Design Drawings and Specifications, keys, computer and security codes and records in Seller’s possession relating to the operation, use and maintenance of the Property and not previously conveyed to Purchaser (other than Excluded Assets);

6.1.14 A statement signed by Seller containing a good faith estimate (subject to confirmation in a final cost certification), based on the advice of Seller’s accountant, of the QREs incurred by Seller as of the date of such statement in connection with the Rehabilitation (the “QRE Certification”);

6.1.15 (a) Originals (or if unavailable true, correct and complete copies of) the Warranties and Guarantees set forth on Schedule 4.1.16, which shall include, at a minimum, a warranty from each of the Direct GC Trade Contractors in accordance with Section 8.1.2 and the Minimum Warranties (or a MI Warranty in accordance with Section 8.1.2), all of which shall be fully assignable to Purchaser, and (b) the Contractor’s Assignment, duly executed by Seller and Contractor;

6.1.16 Original executed final lien waivers from all Project Contractors and all Direct GC Trade Contractors in the forms set forth in Exhibits L through O of the CM Agreement (as applicable) in accordance with clause (v) of the definition of “Completion of Construction” (subject to Seller’s right to deposit Unpaid Amount Escrow Funds in lieu of delivering such final lien waivers at Closing);

6.1.17 An estoppel certificate from the Contractor (in the form attached as Exhibit H hereto), Engineers and Architect in form and substance reasonably acceptable to Purchaser, dated no earlier than forty-five (45) days prior to the Closing;

6.1.18 An estoppel certificate from the counterparty to the ZELDA and the CC&R containing the information required to be provided pursuant to such agreements, dated no earlier than forty-five (45) days prior to the Closing;

6.1.19 A certificate signed by a responsible officer of Seller stating either (x) that the Rehabilitation did not result in the enlargement of the Historic Building or (y) that the Rehabilitation did result in the enlargement of the Historic Building and identifying the direct costs attributable to the enlargement;

6.1.20 Evidence reasonably satisfactory to Purchaser that Seller has obtained 1 Madison Office Fee LLC’s approval of the Design Drawings and Specifications to the extent such approval is required pursuant to Section 3.1 of the CC&R;

6.1.21 A preliminary certificate of eligibility issued by DOF certifying that the Property is eligible for ICAP;

6.1.22 As-built survey;

6.1.23 A certification signed by a responsible officer of Seller certifying as to the amount (if any) of (a) any advance deposits or payment by guests of the Hotel and (b) gift certificates that are specific to the Hotel;

6.1.24 Duly executed tenant notice letters advising tenants of the Property of the change of ownership of the Property;

6.1.25 An owner’s affidavit, in the form required by the Title Company, and reasonably acceptable to Seller, concerning mechanics’ liens, parties in possession, requirements to be satisfied by Seller as set forth in Purchaser’s title commitment, preprinted exceptions that are customarily removed in New York by delivery of a Seller’s affidavit, and similar matters;

6.1.26 The certificates required pursuant to Section 6.3(c) below and the definition of “Completion of Construction”;

6.1.27 Intentionally Omitted;

6.1.28 If applicable, the Marriott Warranties required pursuant to Section 8.1.2, each duly executed by MI;

6.1.29 The Owner Agreement, duly executed by Manager; and

6.1.30 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby, each in form and substance satisfactory to Purchaser and Seller and executed by Seller.

6.2 Seller Covenants. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all respects (other than to a de minimis extent).

6.3 Accuracy of Representations and Warranties.

(a) (x) The representations and warranties of Seller set forth in this Agreement (as the same are modified by the updated Schedules 4.1.4, 4.1.5, 4.1.16, 4.1.18, and 4.1.22 pursuant to Section 4.3 hereof and remade on the Closing Date in accordance with Section 4.3 hereof) shall be true, correct and complete in all Material Respects on and as of the Closing Date (except for the representation in the last sentence of Section 4.1.14 hereof which is made as of the Effective Date only), and (y) without duplication of the matters in clause (x), there have been no modifications or updates of Schedules 4.1.4, 4.1.5, 4.1.15, 4.1.16, 4.1.18, and 4.1.22 pursuant to Section 4.3, that would individually or in the aggregate, reasonably be expected to cause Purchaser to incur Losses or cause a diminution in value of the Property in an amount equal to or greater than the Loss Threshold Amount. For the purposes of this Section 6.3(a), the threshold for determining whether the representations and warranties are true, correct and complete in all Material Respects in clause (x) and the threshold for determining pursuant to clause (y) whether modifications or updates pursuant to Section 4.3, would reasonably be expected to cause Purchaser to incur Losses or cause a diminution in value of the Property in an amount equal to or greater than the Loss Threshold Amount shall be aggregated together (e.g., if there is a $2,000,000 Loss when determining compliance with clause (x), and a $2,000,000 Loss when determining compliance with clause (y), the conditions in this Section 6.3(a) shall not have been satisfied). Seller shall provide Purchaser with a certificate at the Closing executed by Seller certifying satisfaction of the conditions in this Section 6.3(a).

(b) If the conditions in Section 6.3(a) are satisfied by Seller (as opposed to waived by Purchaser) and the Closing occurs, but Purchaser believes that the aggregate Loss or diminution in value determined pursuant to Section 6.3(a) as of the Closing Date is in excess of (i) $0 with respect to the representations and warranties set forth in Section 4.1.20 hereof, and/or (ii) $1,000,000 with respect to any other representations and warranties herein, then, in any such event, Purchaser shall receive a credit against the Purchase Price in an amount equal to all such Losses or diminution in value (the “Purchase Price Credit”), such amount to be mutually agreed upon by Purchaser and Seller acting in good faith. If Purchaser and Seller cannot mutually agree upon the amount of the Purchase Price Credit within two (2) Business Days after the scheduled Closing Date, then the Closing shall occur on the fifth (5th) Business Day after the scheduled Closing Date and the following terms and conditions shall apply:

(1) at the Closing, Escrow Agent shall withhold from Seller’s proceeds an amount equal to the Purchase Price Credit that Purchaser believes in good faith is payable, as evidenced by a written notice delivered by Purchaser to Escrow Agent and Seller on or before the Closing (the “Purchase Price Credit Holdback”), which Purchase Price Credit Holdback shall be placed in escrow with the Escrow Agent as a holdback and held and disbursed by Escrow Agent in accordance with clause (4) below;

(2) at the Closing, Purchaser or Seller (or Purchaser and Seller jointly) shall submit the matter to the Construction Expert for resolution;

(3) the Construction Expert shall make an independent determination of the disputed matter and submit such determination to the parties in writing within ten (10) days following its receipt of the submission of such matter. The Construction Expert’s written determination of such matter shall be binding upon the parties. All costs and expenses of the Construction Expert shall be divided equally between the parties. If the Construction Expert requests additional information Purchaser and/or Seller (or Purchaser and Seller jointly) shall submit such additional information; and

(4) after the Construction Expert provides written notice of such determination to the Escrow Agent, the Escrow Agent shall remit to (x) Purchaser a portion of the Purchase Price Credit Holdback equal to the Purchase Price Credit determined by the Construction Expert to be payable to Purchaser hereunder and (y) Seller, the balance of the Purchase Price Credit Holdback.

This Section 6.3(b) shall survive the Closing.

6.4 Completion of Construction. The Completion of Construction has occurred.

6.5 Escrowed Funds. If applicable, Seller shall have deposited the Escrowed Funds with the Escrow Agent.

6.5 Compliance with Law. There shall be no provision of any Applicable Law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction or order by any Governmental Authority that would prohibit or render illegal the transactions contemplated by this Agreement or enjoin the consummation of the sale of the Property on the Closing Date.

6.6 Title Insurance. The Title Company shall be prepared to issue to Purchaser, upon payment of the premium therefor, an owner’s policy of title insurance (including endorsements) conforming to the pro forma attached hereto as Schedule 2.4.2, containing only the exceptions contained therein and any Permitted Encumbrances arising after the Effective Date.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to convey and transfer the Property to Purchaser on the Closing Date is subject to the satisfaction or waiver, in writing, of the following conditions precedent on and as of the Closing Date:

7.1 Purchase Price. Purchaser shall have delivered to the Title Company the Adjusted Purchase Price together with payment by Purchaser of all closing costs and reimbursements required under Article IX hereof.

7.2 Management Agreement Payments. Purchaser shall have delivered to Manager the working capital payment and the initial deposit into the FF&E reserve in accordance with Section 8.2.2 hereof.

7.3 Closing Documents. Purchaser, at Purchaser’s sole cost and expense ,shall have delivered (or caused to be delivered) to Seller:

7.3.1 The General Assignment, duly executed by Purchaser;

7.3.2 Required documents for sale of vehicle(s), if any, duly executed by Purchaser;

7.3.3 The Settlement Statement, duly executed by Purchaser;

7.3.4 The Management Agreement and such other documents, if any, required under the terms of the Management Agreement, each duly executed by an operating tenant that is a wholly owned subsidiary of Purchaser;

7.3.5 Certified copies of applicable resolutions and certificates of incumbency with respect to Purchaser and such other Persons as Seller and the Title Company may reasonably require;

7.3.6 TP-584 (Combined Real Property Transfer Tax Return and Credit Line Mortgage Certificate), duly executed by Purchaser;

7.3.7 NYC RPT (Real Property Transfer Tax Return), duly executed by Purchaser;

7.3.8 RP-5217 (Real Property Transfer Report), duly executed by Purchaser;

7.3.9 In the event Purchaser encumbers all or any portion of the Property with a mortgage or other security instrument on the Closing Date, a Subordination and Non-Disturbance Agreement with respect to the Management Agreement from Purchaser’s lender in form and substance reasonably acceptable to Manager;

7.3.10 The certificate required pursuant to Section 7.5 below;

7.3.11 The Contractor’s Assignment, duly executed by Purchaser;

7.3.12 The Owner Agreement, duly executed by Purchaser and the operating tenant that is a wholly owned subsidiary of Purchaser; and

7.3.13 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby, each in form and substance satisfactory to Purchaser and Seller and executed by Purchaser.

7.4 Purchaser Covenants. All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with in all respects (other than to a de minimis extent).

7.5 Representations and Warranties. The representations and warranties of Purchaser set forth herein at Article V shall be true, correct and complete in all material respects on and as of the Closing Date, as evidenced by a certificate executed by Purchaser and delivered to Seller certifying the same.

7.6 Compliance with Law. There shall be no provision of any Applicable Law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction or order by any Governmental Authority affecting Purchaser that would prohibit or render illegal the transactions contemplated by this Agreement or enjoin the consummation of the sale of the Property on the Closing Date.

ARTICLE VIII

COVENANTS

8.1 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

8.1.1 Operation of the Property. From the Effective Date of this Agreement until the earlier of the termination of this Agreement or the Closing Date:

(a) Seller shall not enter into, modify, amend or otherwise supplement or waive any Contracts unless (x) (i) any such agreement or modification will not bind Purchaser or the Property after the Closing Date or (ii) Seller has obtained Purchaser’s prior written consent to such agreement, modification, supplement or waiver, which consent shall not be unreasonably withheld, conditioned or delayed (taking into account any impact of leasing any portion of the Historic Building on any potential Historic Tax Credits) and (y) entering into such Contract will not cause the Historic Building to be “placed in service” (within the meaning of Treas. Reg. §1.48-12(f)(2)). For the avoidance of doubt, Seller may enter into Excluded Contracts in clauses (ii)-(iv) of the definition of Excluded Contracts without the consent of Purchaser.

(b) Seller shall pay all premiums on, and shall not cancel, modify or voluntarily allow to expire, any of Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

(c) Seller shall pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date.

(d) Seller shall use Commercially Reasonable Efforts to notify Purchaser promptly after Seller’s receipt of any written notices from insurance companies of any (i) material conditions (including health hazards or dangers, environmental conditions, nuisance or waste) or (ii) violations of Applicable Laws, in each such case, with respect to the Property and which, if not corrected, would result in termination of insurance coverage; provided, however, that Seller’s failure to comply with this Section 8.1.1(d) shall not result in itself in any rights in favor of Purchaser to terminate this Agreement or otherwise not perform Purchaser’s obligations hereunder.

8.1.2 Warranties and Guarantees. Seller shall (a) cause Contractor to obtain from each Direct GC Trade Contractor a warranty in the form attached to the CM Agreement as Exhibit T, which shall be freely assignable to Purchaser, with no modifications or waivers thereto unless Purchaser shall agree to such modifications or waivers in writing in its sole and absolute discretion, (b) obtain all of the Minimum Warranties or, if any such Minimum Warranties are not obtained by Seller, deliver at Closing one or more warranties from MI in favor of Purchaser (each, an “MI Warranty”) providing the same warranties and guarantees therein that would have been contained in such Minimum Warranties and (c) use Commercially Reasonable Efforts to obtain all other warranties and guarantees that are described in The Project Specifications Book for Edition Hotel NY made available to Purchaser on the Datawebsite as of September 27, 2013.

8.1.3 Rehabilitation of Historic Building.

(a) Subject to the terms and conditions of this Agreement and to any Punchlist Items, Seller shall (i) effect the Rehabilitation and furnish and equip the Hotel (A) in a good, workmanlike and diligent manner, (B) in compliance with the Historic Preservation Application, and (C) in substantial compliance with the Design Drawings and Specifications, and (ii) provide and install all FF&E and provide all Inventory as required under the FF&E Plan and this Agreement in accordance with the Management Agreement, System Standards and Applicable Law. All expenses of carrying out the Rehabilitation and equipping and furnishing the Hotel in accordance with this Agreement shall be the sole responsibility of Seller, and Purchaser shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events, circumstances affecting the cost of carrying out the Rehabilitation and equipping or furnishing the Hotel or otherwise except as expressly set forth in Section 8.1.5(d) solely as it relates to any offsets to Substantial Changes by Offset Changes and Section 10.3(b).

(b) Following the commencement of the Rehabilitation until Completion of Construction (i) at Purchaser’s request, but not more frequently than monthly, Seller and Purchaser shall meet at the Property for the purpose of discussing and inspecting the progress of the Rehabilitation and to respond to any questions raised by Purchaser relating to the Rehabilitation (each, a “Status Meeting”), and (ii) on a monthly basis, Seller shall provide to Purchaser a written summary report on the progress of the Rehabilitation, including, but not limited to, an estimate of percentage completion, whether the Rehabilitation is on schedule (and, if not, the reasons therefor), a detailed project schedule, a summary of inspection reports, key design issues, construction issues, quality control issues, and such additional information as the Purchaser may reasonably request, and which summary report shall include progress photographs and copies of all monthly requisitions. Seller shall cause the Architects, Engineers (excluding Vidaris, Inc. and ads ENGINEERS), and Contractor to attend each such Status Meeting. Seller covenants and agree to discuss in good faith any concerns raised by Purchaser with respect to the Rehabilitation. In addition to the Status Meeting, Seller, at Purchaser’s reasonable request, shall allow Purchaser to perform additional inspections of the Rehabilitation and provide Purchaser with additional information with respect to the Rehabilitation. Seller shall provide an update as to the Direct GC Trade Contractors selected by the Contractor at each Status Meeting.

(c) Seller shall perform its obligations under all of the Project Contracts and shall use Commercially Reasonable Efforts to attempt to cause the Project Contractors to perform all of their respective obligations under the Project Contracts. Seller shall not replace the Architect, Contractor, or Engineers, hire any additional Architect, Contractor, or Engineers, or enter into any agreement with any replacement or additional Architect, Contractor, or Engineers without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed (it being agreed that (i) the creditworthiness of any replacement Contractor, Architect or Engineer must be reasonably acceptable to Purchaser, (ii) any Project.

Contract with any replacement or additional Architect, Contractor or Engineer shall be subject to Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and (iii) any Warranties and Guarantees to be provided by any replacement or additional Architect, Contractor, or Engineer shall be subject to Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser’s consent shall not be required with respect to any replacement Warranties and Guarantees that are equal to or greater in scope and term than the warranties and guarantees provided by the prior Architect, Contractor, or Engineer so replaced.

(d) Seller shall not amend, supplement, or otherwise modify or waive the Warranties and Guarantees described on Schedule 4.1.16 in any manner that decreases the rights and remedies (or increases the obligations or liabilities) whatsoever of Seller (or Purchaser for periods after Closing) thereunder or decreases the obligations or liabilities of the counterparty whatsoever, in each instance without the prior written consent of Purchaser, in Purchaser’s sole and absolute discretion.

(e) Seller shall provide (or shall cause the Contractor to provide) Purchaser with any information regarding the Direct GC Trade Contractors as Purchaser may reasonably request, including, without limitation, information as to the creditworthiness of such Direct GC Trade Contractors.

(f) Seller shall promptly after delivery or receipt, as applicable, provide Purchaser with a copy of any notice of default given to (by Seller or otherwise) or received from any Project Contractor or Direct GC Trade Contractor.

(g) Seller shall promptly after receipt provide Purchaser with a copy of the Monthly Report (as defined in the CM Agreement) received from Contractor.

(h) The provisions of Sections 8.1.3(c) through 8.1.3(g) shall survive the Closing until the later of (x) completion of the Punch List Items or (y) expiration of the TCO Period.

8.1.4 FF&E. At least thirty (30) days prior to Completion of Construction, Seller shall submit to Purchaser a final list of the FF&E specifically identifying the items to be installed in the Hotel (the “FF&E Plan”), which FF&E Plan shall be in accordance with the requirements of the Management Agreement and System Standards, subject only to Punchlist Items. The FF&E Plan must be equal to or greater in cost than Nine Million Two Hundred Thousand Dollars ($9,200,000).

8.1.5 Plans.

(a) On or before the Effective Date, Seller has delivered the Initial Plans to Purchaser. Purchaser hereby approves the Initial Plans. Each time a change is made to the Design Drawings and Specifications last submitted to Purchaser, Seller shall deliver to Purchaser bulletins or addenda identifying the changes from the prior submission and a written notice if any such changes constitute a Material Revision. In addition, upon production of construction drawings and specifications at one hundred percent (100%) completion, Seller shall deliver to Purchaser updated Design Drawings and Specifications and a written notice if any changes from the last bulletin or addendum delivered to Purchaser constitute a Material Revision. Purchaser shall have a period of fifteen (15) Business Days after receipt of any bulletin, addendum or updated Design Drawings and Specifications (the “Objection Notice Period”) to notify Seller in writing that Purchaser disapproves of such bulletin, addendum or updated Design Drawings and Specifications, specifying in reasonable detail its reasons for such disapproval (each “Objection Notice”); provided, however, that Purchaser shall only have the right to disapprove a Material Revision, which approval of a Material Revision shall be in Purchaser’s sole and absolute discretion. If Purchaser has not provided Seller with an Objection Notice within the Objection Period with respect to any submission of a bulletin, addendum or updated Design Drawings and Specifications by Seller to Purchaser, then Purchaser shall be deemed to have approved such bulletin, addendum or updated Design Drawings and Specifications. For the avoidance of doubt, Purchaser shall not disapprove any Material Revisions previously submitted and approved, or deemed approved by Purchaser. The terms of this Section 8.1.5(a) shall survive the Closing with respect to Seller’s obligation to deliver to Purchaser bulletins or addenda identifying changes and updated Design Drawings and Specifications.

(b) If Seller receives an Objection Notice during the Objection Notice Period and Seller agrees that a Material Revision has occurred, then Seller shall promptly meet with Purchaser in an attempt to resolve any disputes regarding the Material Revision, and Seller shall revise and resubmit the subject bulletin, addendum or updated Design Drawings and Specifications (as applicable) to remove any Material Revisions objected to by Purchaser and resubmit them to Purchaser for review in accordance with the provisions set forth in Section 8.1.5(a). If Seller receives an Objection Notice during the Objection Notice Period and Seller disagrees with Purchaser’s determination that a Material Revision has occurred, then Seller shall promptly meet with Purchaser in an attempt to resolve any such dispute and, if such matter cannot be resolved within fifteen (15) days after Seller’s receipt of the Objection Notice, then Seller shall submit the matter to the Construction Expert for resolution and provide a written notice thereof to Purchaser. The Construction Expert shall make an independent determination of the disputed matter and submit such determination to the parties in writing within fifteen (15) days following its receipt of the submission by Seller of such matter. The Construction Expert’s written determination of such matter shall be binding upon the parties. If the Construction Expert determines that a Material Revision has occurred, then Seller shall revise the subject bulletin, addendum or updated Design Drawings and Specifications (as applicable) based on such determination and resubmit them to Purchaser for review in accordance with the provisions set forth in Section 8.1.5(a). If the Construction Expert determines that a Material Revision has not occurred, then the subject bulletin, addendum or updated Design Drawings and Specifications (as applicable) shall be deemed approved by Purchaser. All costs and expenses of the Construction Expert shall be divided equally between the parties.

(c) At each Status Meeting, Seller shall deliver to Purchaser written copies of any change orders received by Seller from the Contractor. Purchaser shall have a period of sixty (60) days after each Status Meeting to designate in writing to Seller any such change orders or revisions to the Design Drawings and Specifications (via bulletins, addenda or updated Design Drawings and Specifications) which Purchaser has received since the prior Status Meeting that Purchaser believes decrease the value of the Property (any such designated change orders or revisions, “Substantial Changes”). If Purchaser does not designate any change orders or revisions to the Design Drawings and Specifications as a Substantial Change within the sixty (60) day period, then Purchaser shall have waived its right to do so. If Purchaser designates a Substantial Change, then Seller shall have a period of thirty (30) days after receipt of such designation to designate any change orders or revisions to the Design Drawings and Specifications that Seller believes both increases the value of the Property and also directly relates to such Substantial Change (each, an “Offset Change”). If Seller does not designate any Offset Change within such thirty (30) day period, then Seller shall have waived its right to do so. The terms of this Section 8.1.5(c) shall survive the Closing to allow for the time periods set forth herein to be completed, if applicable, after Closing.

(d) Seller and Purchaser shall, no later than sixty (60) days prior to the date that Seller reasonably determines Completion of Construction is likely to occur, meet to determine the aggregate amount, if any, the designated Substantial Changes (as offset by any Offset Changes) decrease the value of the Property. If Seller and Purchaser cannot agree on such amount within thirty (30) days after such meeting, then Seller and Purchaser shall submit the matter to the Construction Expert for resolution (it being understood and agreed that both Seller and Purchaser may provide evidence of any decrease or increase in value to the Construction Expert). The Construction Expert shall make an independent determination of the aggregate amount, if any, the designated Substantial Changes (as offset by any Offset Changes) decrease the value of the Property and submit such determination to the parties in writing within thirty (30) days following its receipt of the submission by Seller and Purchaser of such matter. The Construction Expert’s written determination of such matter shall be binding upon the parties. All costs and expenses of the Construction Expert shall be divided equally between the parties. After Seller and Purchaser agree on, or the Construction Expert determines, as applicable, the aggregate amount, if any, the designated Substantial Changes (as offset by any Offset Changes) decrease the value of the Property, the Purchase Price shall be adjusted by subtracting the amount of such decrease. In the event the same occurs after the Closing Date, such adjustment shall be paid to the party entitled thereto within thirty (30) days after such agreement or determination. The terms of this Section 8.1.5(d) shall survive the Closing.

(e) If, at any time, either party learns that the initial Construction Expert (or any successor Construction Expert appointed pursuant to this Section 8.1.5(e)) is no longer able or willing to serve as the Construction Expert hereunder, then such party shall promptly provide notice of the same to the other party and Seller and Purchaser shall mutually agree upon a successor Construction Expert in writing within five (5) days after delivery of such notice (the “Selection Period”). If Seller and Purchaser do not agree upon the selection of the Construction Expert prior to the expiration of the Selection Period, then no later than two (2) Business Days after the expiration of the Selection Period, Seller and Purchaser shall each appoint an individual who is an expert in matters related to the design and construction, with respect to Section

8.1.5(a), or valuation with respect to Sections 6.3(b) and 8.1.5(d), as applicable, of hotels comparable to the Hotel in the same geographic region as the Property (each, a “Construction Expert Selector”). The two (2) Construction Expert Selectors so appointed jointly shall select the Construction Expert no later than three (3) Business Days after both Construction Expert Selectors have been appointed. If either Seller or Purchaser fails to appoint a Construction Expert Selector within the required two (2) Business Day period, the Construction Expert Selector appointed by the other shall serve as the Construction Expert. The terms of this Section 8.1.5(e) shall survive the Closing.

8.1.6 Punchlist; Unpaid Amount Escrow Fund; Certificate of Occupancy.

(a) Upon Completion of Construction, Seller and Purchaser shall jointly prepare a list of Punchlist Items with the assistance of Architect, which list shall be reasonably satisfactory to Purchaser and Seller and certified by the Architect. The costs of completing the Punchlist Items that are not completed as of the Closing Date plus twenty-five percent (25%) of such costs (collectively, the “Punchlist Escrow Funds”), as such costs shall be reasonably estimated by Purchaser and Seller, shall be retained by Escrow Agent from the Purchase Price at Closing. At Closing, Seller, Purchaser and Escrow Agent shall enter into an agreement (the “Post-Closing Escrow Agreement”) which shall govern the disbursement of the Escrowed Funds, which agreement shall be in the form attached as Exhibit D hereto. Seller shall effect the completion of the Punchlist Items (i) in a good, workmanlike and diligent manner, (ii) in compliance with the Historic Preservation Application and Applicable Law (provided that Purchaser shall be solely responsible for all costs of correction of violations of Applicable Law up to $300,000, less any amounts on account of Applicable Law for which Purchaser is responsible, including, without limitation, under Section 4.1.20 hereof), and (iii) in substantial compliance with the Design Drawings and Specifications. After the Closing, Seller shall provide Purchaser with a monthly status report regarding the completion of the Punchlist Items and the opportunity to participate in monthly status calls held by Seller with the Contractor.

(b) The Punchlist Escrow Funds shall be disbursed strictly in accordance with the terms set forth in the Post-Closing Escrow Agreement. Seller shall, at its sole cost and expense, diligently correct or complete all Punchlist Items in accordance with the terms of the Post-Closing Escrow Agreement, or cause the same to be corrected or completed within ninety (90) days after the Closing Date (such time period to be extended for up to sixty (60) additional days, in the aggregate, as a result of Force Majeure, delays caused by Purchaser or any other good cause outside of Seller’s reasonable control). Notwithstanding the foregoing, in the event that Seller shall not have so corrected or completed all Punchlist Items within the applicable period of time provided above, then Purchaser shall have the right, but not the obligation, to cause the Escrow Agent to disburse the then remaining Escrowed Funds to Purchaser strictly in accordance with the terms set forth in the Post-Closing Escrow Agreement, in which case, Purchaser shall correct or complete such remaining Punchlist Items (it being understood and agreed that nothing in this Section 8.1.6 shall be deemed a release of Seller’s obligation, at its sole cost and expense, to cause Completion of Construction and completion of the Punchlist Items).

(c) In the event that Seller shall elect to deposit the Unpaid Amount Escrow Funds in order to satisfy the condition set forth in clause (iv) of the definition of “Completion of Construction” in Section 1.1 hereof, the Unpaid Amount Escrow Funds shall be retained by the Escrow Agent from the Purchase Price. The Unpaid Amount Escrow Funds (or portions thereof) shall be disbursed strictly in accordance with the terms set forth in the Post-Closing Escrow Agreement. In the event the Unpaid Amount Escrow Funds are insufficient to pay in full the Project Contractors or Direct GC Trade Contractors, Seller shall promptly pay any deficiency. Seller shall promptly deliver original executed final lien waivers to Purchaser from any Project Contractors or Direct GC Trade Contractors after such Project Contractors or Direct GC Trade Contractors are paid in full.

(d) After Completion of Construction, subject to the terms and conditions of this Section, Seller, at Seller’s sole cost and expense, shall cause the conditions contained in or otherwise expressly required by the temporary certificate of occupancy or otherwise identified by a Governmental Authority in writing to be satisfied in order to obtain a permanent certificate of occupancy (collectively, the “TCO Conditions”) and shall otherwise reasonably cooperate with Purchaser, at Seller’s sole cost and expense, in connection with Purchaser’s renewal of any temporary certificate of occupancy and obtaining a permanent certificate of occupancy (it being understood and agreed that that at all times during the TCO Period, Seller, at Seller’s sole cost and expense, shall cause to be in place a valid temporary certificate of occupancy). Seller shall deliver to Purchaser (x) any filing or application for a temporary or permanent certificate of occupancy no later than five (5) days prior to making such filing or submitting such application, and (y) from time to time, and/or upon Purchaser’s reasonable request, copies of any expediter’s matrix, reports and/or similar documentation with respect to conditions to the issuance or renewal of any temporary or permanent certificate of occupancy. Purchaser and Seller acknowledge and agree that (I) the Hotel is identified as part of two building identification numbers by the City of New York: BIN # 1016741 with respect to 5 Madison (the “5 Madison Parcel”), and BIN #1088749 with respect to the Improvements now or hereafter situated on the easement areas set forth in the CC&R and ZELDA (the “Easement Parcel”), and (II) Seller’s obligations under this Section 8.1.6(d) to obtain a permanent certificate of occupancy require separate certificates of occupancy for each of the 5 Madison Parcel and the Easement Parcel, subject to the terms and conditions herein. The obligations of Seller under this Section 8.1.6(d) are limited by and subject to the following terms and conditions:

(i) with respect to any TCO Condition requiring the correction of a violation of Applicable Law or any other work associated with the Improvements, Purchaser shall cooperate with Seller and take all actions necessary, all at no cost or expense to Purchaser, to first exhaust all rights and remedies available pursuant to the Warranties and Guarantees;

(ii) with respect to any TCO Condition requiring the correction of a violation of Applicable Law (including, without limitation, any TCO Condition requiring additional loading berths or additional hours of operation of the loading berths on the Easement Parcel), (x) Purchaser shall be solely responsible for all costs of correction up to $300,000, less any amounts on account of Applicable Law for which Purchaser is responsible, including, without limitation, under Section 4.1.20 hereof, and (y) Seller shall be solely responsible for all costs of correction that are above $300,000 (subject to the remedies available pursuant to any Warranties and Guarantees in accordance with clause (i) above and the provisions of clauses (iii) and (v) below);

(iii) notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be solely responsible for all costs and expenses to satisfy a TCO Condition for which Purchaser received a Purchase Price Credit, up to the amount of such Purchase Price Credit;

(iv) Seller’s performance shall be excused to the extent (A) Purchaser has requested (which shall not include a request from Manager) that Seller not cause the satisfaction of any particular condition, (B) the satisfaction of a condition or renewal of a temporary certificate of occupancy is frustrated or rendered impossible to achieve by Seller because (1) Purchaser or its Affiliates (as opposed to Manager) fail (after written notice and a reasonably opportunity to cure) to take any action which is the responsibility of the owner of the Hotel or may only be taken by the owner of the Hotel, or (2) a Governmental Authority fails to respond to Project Contractor’s appropriately prepared and complete submissions with respect to any Permit or certificate for a period expiring ninety (90) days after the later of (x) Seller has caused all Project Contractors to execute and timely file all documents and other materials required to be furnished by Project Contractors in connection therewith and (y) satisfaction of all other TCO Conditions, (C) any TCO Condition related to a matter or condition set forth in paragraph 1 of the Disclosure Letter, or (D) with respect to the Easement Parcel only, any TCO Condition is not within the reasonable control of Seller to satisfy because the underlying condition relates to the real property and improvements known as 1 Madison Avenue, New York, New York (such as the closing out of a permit or the correction of a violation of law that does not relate to the Improvements) expressly excluding any TCO Condition requiring additional loading berths or additional hours of operation of the loading berths on the Easement Parcel which such TCO Conditions, for the avoidance of doubt, are not excused by this clause (D);

(v) notwithstanding any other provision of this Agreement to the contrary, all of the costs and expenses incurred by Seller in connection with satisfaction of TCO Conditions related to (I) the correction of a violation of Applicable Law (including, without limitation, any TCO Condition requiring additional loading berths or additional hours of operation of the loading berths on the Easement Parcel) or (II) a matter or condition identified in Schedule 4.4 or set forth in the Phase I (including, any liability incurred by Seller pursuant to Section 11.2 for Losses related to such matters), shall be aggregated with all other liability incurred by Seller pursuant to Article XI and in no event shall such aggregate liability exceed the Indemnification Limit. Once such total aggregate liability reaches the Indemnification Limit, Seller shall have no further liability for such matters, and Purchaser shall be solely responsible for all subsequent costs in connection with the foregoing matters in excess thereof. For the avoidance of doubt, the costs and expenses incurred by Seller in performing its obligations under this Section 8.1.6(d) with respect to the satisfaction of TCO Conditions that are not related to (I) the correction of a violation of Applicable Law or (II) a matter or condition identified in Schedule 4.4 or set forth in the Phase I (such as costs of submitting applications to close out Permits, for example) shall not be limited in any way by the Indemnification Limit;

(vi) Seller shall not be responsible for the satisfaction of any TCO Condition that is not identified by a Governmental Authority in writing before the expiration of the TCO Period;

(vii) Seller’s obligations to cause the renewal of any temporary certificate of occupancy shall cease upon the expiration of the TCO Period; and

(viii) Seller shall notify Purchaser in writing prior to incurring any costs and expenses in connection with (x) satisfaction of a TCO Condition requiring additional loading berths or additional hours of operation of the loading berths on the Easement Parcel, or (y) satisfaction of any other TCO Conditions that relate solely to the real property and improvements known as 1 Madison Avenue, New York, New York that Seller elects or is required to undertake. Purchaser shall have a period of five (5) Business Days after receipt of such notice to direct Seller in writing not to undertake such actions in which event, so long as the failure to take such actions does not otherwise (in and of itself) jeopardize the validity of the then-existing temporary certificates of occupancy or the ability to renew such temporary certificates of occupancy, Seller shall not undertake such action and Seller’s performance under this Section 8.1.6(d) with respect to such matters shall be excused. Nothing in this Section 8.1.6(d)(viii) shall limit or modify in any way the provisions of Section 8.1.6(d)(iv)(C) or require Seller to satisfy any TCO Conditions with respect to the Easement Parcel, that are not within the reasonable control of Seller to satisfy because the underlying condition relates to the real property and improvements known as 1 Madison Avenue, New York, New York (expressly excluding any TCO Condition requiring additional loading berths or additional hours of operation of the loading berths on the Easement Parcel which such TCO Conditions, for the avoidance of doubt, are not excused by Section 8.1.6(d)(iv)(D)).

(e) This Section 8.1.6 shall survive the Closing.

8.1.7 Pre-Opening Activities; No Opening of Hotel prior to Closing. It is contemplated that certain activities must be undertaken prior to Completion of Construction so that the Hotel can open for business and function in an orderly and businesslike manner shortly after the Closing Date in accordance with all Applicable Laws, the Management Agreement and this Agreement. Seller shall have the sole responsibility to conduct (or cause its agents to conduct) the Seller’s Pre-Opening Activities at its sole cost and expense and in accordance with Manager’s requirements. Seller may accept or make Hotel bookings prior to the Closing Date provided that such Hotel bookings are made or accepted in the ordinary course of business for an EDITION hotel. Purchaser shall cooperate with Seller’s efforts to conduct the Seller’s Pre-Opening Activities. Notwithstanding anything to the contrary contained herein, in no event shall Seller open the Hotel (or any portion thereof) for business to the public prior to Closing.

8.1.8 Collective Bargaining Agreements. Seller shall not enter into any collective bargaining agreement or other agreement with any union that would bind Owner upon termination of the Management Agreement without Purchaser’s prior written consent. The provisions of this Section shall in no way modify or limit Manager’s rights pursuant to the Management Agreement with respect to the subject matter of this Section.

8.1.9 Exclusivity. Seller will not (and will not permit any of Seller’s Affiliates to) make, solicit or accept any offers to sell or finance the Property or any part thereof to anyone other than Purchaser, its successors and assigns, enter into any contracts or agreements (whether binding or not and including, without limitation, any term sheet, letter of intent, contract or like agreement) regarding any disposition or financing of the Property (and will advise any person or entity making an unsolicited offer that the Property is “off the market”).

8.1.10 Zoning. Seller shall not initiate, consent to, approve or otherwise make any change to the zoning classification or permitted use presently applicable to all or any part of the Property other than in connection with Encumbrances in accordance with the terms of Section 2.4.2.

8.1.11 ICAP.

(a) Seller shall promptly apply for, and use Commercially Reasonable Efforts to obtain, sign-off completion letters from DLS with respect to each Direct GC Trade Contractor that has completed its scope of work in connection with the Rehabilitation and shall provide copies to Purchaser of all such application materials. Seller shall promptly provide to Purchaser copies of all sign-off completion letters received by Seller from the DLS with respect to any Direct GC Trade Contractor.

(b) Seller shall provide the following documents to Purchaser on the fifth day of each of January, April, July, and October, until such time as all Punchlist Items have been completed (and at such time Seller shall provide a final bring-down schedule, certified by a responsible officer of Seller):

i.	an itemized list of all construction costs incurred with respect to the Rehabilitation during the preceding calendar quarter;

ii.	copies of all construction employment reports filed on behalf of the Seller, the Contractor, and the Direct GC Trade Contractors with DLS and copies of all letters and certificates of approval received by Seller from DLS in connection with such filings;

iii.	proof of payment of all real estate taxes billed by the DOF for the previous tax period, whether billed on a quarterly or semi-annual basis;

iv.	copies of all pending Applications for the Correction of Tentative Assessed Valuation filed with the New York City Tax Commission for the Property; and

v.	copies of all pending Petitions for Review of the Property’s Assessed Valuation filed with the New York City Corporation Counsel.

(c) The terms of this Section 8.1.11 shall survive the Closing.

8.1.12 Historic Tax Credits.

(a) Seller has not claimed and will not claim, nor is it permitted to claim, any Historic Tax Credits with respect to the Rehabilitation Improvements.

(b) Seller shall provide a detailed schedule of costs related to the Rehabilitation, including all third-party vendor costs, all employee compensation and internal overhead costs allocable to the Rehabilitation, and all interest that has been capitalized with respect to the Rehabilitation (which schedule must contain back up computations with respect to the allocation of employee compensation, overhead, and capitalized interest) on the fifth day of each of January, April, July, and October, until such time as all Punchlist Items have been completed (and at such time Seller shall provide a final bring-down schedule, certified by a responsible officer of Seller).

(c) Seller shall use Commercially Reasonable Efforts to obtain a certification issued by the National Park Service that the Rehabilitation constitutes a “certified rehabilitation” of a “certified historic structure” and shall promptly provide such certification to Purchaser upon receipt.

(d) Seller shall effect the Rehabilitation in compliance with the Historic Preservation Application.

(e) The terms of this Section 8.1.12 shall survive the Closing.

8.2 Covenants of Purchaser . Purchaser hereby covenants with Seller as follows:

8.2.1 Competitor. Prior to Closing, neither Purchaser nor its Affiliates shall enter or attempt to enter into any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, which would result in any prohibited transfer under the Management Agreement, including the transfer of any direct or indirect interest in Purchaser to a Competitor.

8.2.2 Working Capital. At Closing, Purchaser shall deliver to Manager the working capital payment required pursuant to Section 4.05 of the Management Agreement and the initial deposit into the FF&E reserve in the amount of Five Hundred Thousand Dollars ($500,000) required pursuant to the Management Agreement.

8.2.3 Litigation. Purchaser will notify Seller in writing promptly after learning of any proceeding threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that would be reasonably expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereunder.

8.2.4 Liquor License Cooperation. Purchaser shall cooperate with Seller, at Seller’s sole cost and expense (except as expressly set forth in the last sentence of this Section), and Manager in connection with the provision of any information and the taking of any action necessary to enable Seller and/or Manager to obtain the liquor license for the Hotel, including, without limitation, attendance at any necessary meetings or hearings, execution of forms and documentation and the timely provision of all information requested by Seller or Manager, provided that Purchaser shall not be required to disclose Purchaser’s ownership structure (e.g., the holders of direct and indirect ownership interests in Purchaser) (it being understood and agreed that such disclosure by Purchaser shall be limited to a manner consistent with the internal policies of Purchaser and its Affiliates and past practices among Affiliates of Purchaser and Affiliates of Manager). If (i) Seller or Manager is unable to obtain a liquor license for the Hotel solely as a result of the failure of Purchaser to disclose its ownership structure, (ii) Seller and Manager have used Commercially Reasonable Efforts to obtain a liquor license without disclosing Purchaser’s ownership structure, including permitting Purchaser to appoint an individual to hold the liquor license for the Hotel to the extent such arrangement satisfies Applicable Laws, (iii) liquor counsel reasonably approved by Seller and Purchaser have acknowledged that such disclosure is required to obtain a liquor license, (iv) Seller has provided all other information required to obtain a liquor license, and (v) Seller has provided written notice to Purchaser that such failure to disclose has actually prevented Seller or Manager from obtaining the liquor license for the Hotel, then, if Purchaser has not made such disclosure (or otherwise satisfied the applicable Governmental Authority) within 5 days after receipt of such notice, Seller shall have the right to terminate this Agreement by written notice to Purchaser. For the avoidance of doubt, any termination of this Agreement pursuant to this Section 8.2.4 shall not be a Purchaser Default, and Seller shall not be entitled to the Liquidated Damages Payment in connection therewith. Purchaser hereby agrees that all Commercially Reasonable Efforts by Seller and Manager to obtain a liquor license without disclosing Purchaser’s ownership structure will be at the sole cost and expense of Purchaser (it being understood and agreed that such Commercially Reasonable Efforts by Purchaser shall be limited to a manner consistent with the internal policies of Purchaser and its affiliates and past practices among affiliates of Purchaser and affiliates of Manager).

8.3 Covenants of Seller and Purchaser

8.3.1 Post-Closing Payment and Collection of Accounts Receivable and Trade Payables. Seller and Purchaser acknowledge and agree that Purchaser is not acquiring from Seller any accounts receivable related to the Hotel (“Accounts Receivable”) that accrue before the Apportionment Time, nor is Purchaser assuming any trade payables related to the Hotel (“Trade Payables”) that accrue before the Apportionment Time.

(a) Collection of Accounts Receivable. After the Closing Date, Seller shall collect any Accounts Receivable that accrued before the Apportionment Time. Likewise, after the Closing Date, Purchaser shall cause Manager, on Purchaser’s behalf, to collect any Accounts Receivable that accrued on or after the Apportionment Time as provided in the Management

Agreement. If either (i) Seller receives an Account Receivable that accrued on or after the Apportionment Time, or (ii) Purchaser receives an Account Receivable that accrued before the Apportionment Time, then the party in receipt of such Account Receivable shall forward the payment received in error to the other party within ten (10) Business Days following such receipt; provided, however, that such payments shall be required not more than twice per calendar month.

(b) Payment of Trade Payables. After the Closing Date, Seller shall pay any Trade Payable accrued before the Apportionment Time. Likewise, after the Closing Date, Purchaser shall cause Manager, on behalf of Purchaser, to pay any Trade Payable that accrued on or after the Apportionment Time as provided in the Management Agreement. If either (i) Seller receives an invoice for or pays a Trade Payable that accrued on or after the Apportionment Time, or (ii) Purchaser receives an invoice for or pays a Trade Payable that accrued before the Apportionment Time, then the party in receipt of such invoice or that makes payment of such Trade Payable shall forward the invoice received in error or such notice as is required pursuant to Section 8.3.1(c) to the other party within ten (10) Business Days following such receipt or payment.

(c) Payments or Invoices Received in Error. If either Seller or Purchaser determines that a party may have erroneously collected certain Accounts Receivable or paid certain Trade Payables, such party shall notify the other party of the details of such erroneous receipt or payment with sufficient specificity to permit the other party to determine whether such receipt or payment was, in fact, received or made in error. If any Account Receivable was received in error, the party in receipt shall pay over any such amounts collected to the other party within ten (10) Business Days after such determination; provided, however, that such payments shall be required not more than twice per calendar month. If any Trade Payable was paid in error, the party that made such payment shall be reimbursed by the other party within ten (10) Business Days after such determination; provided, however, that such reimbursements shall be required not more than twice per calendar month. If either Seller or Purchaser cannot determine whether an Account Receivable or Trade Payable was collected or paid in error, or whether such Account Receivable or Trade Payable applies to the period before or after the Apportionment Time, such party shall make good faith efforts to determine the proper service dates, notify the other party of the erroneous receipt or payment, and remit any payments received in error to the other party in accordance with this Section or make demand for reimbursement for any amounts paid in error in accordance with this Section.

(d) Survival. The obligations of Seller and Purchaser under this Section 8.3.1 shall survive Closing for the Claims Period.

ARTICLE IX

ADJUSTMENTS AND PRORATIONS; TRUE-UPS; CLOSING COSTS AND SAFE DEPOSIT BOXES

9.1 Adjustments and Prorations . The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of the Apportionment Time. The Adjusted Purchase Price shall be calculated at least two (2) Business Days prior to Closing by deducting net credits in favor of Purchaser from the balance of the Purchase Price and adding net credits in favor of Seller to the balance of the Purchase Price. Except as otherwise expressly provided herein, Seller shall be entitled to all revenues and shall be responsible for all expenses of the Hotel for all periods prior to the Apportionment Time, and Purchaser shall be entitled to all revenues and shall be responsible for all expenses of the Hotel for the period of time from and after the Apportionment Time. Unless otherwise indicated below, the default method for calculating any proration or allocation shall be based on the number of days in a calendar year.

9.1.1 Guest Ledger. To the extent applicable given that the Hotel will not be operational prior to the Closing, Seller shall receive a credit for all guest ledger receivables, net of credit card commissions and travel agency commissions, for all room nights and other charges up to but not including the room night commencing on the Closing Date. Purchaser shall be entitled to the amounts of guest ledger receivables for the room nights and other charges for all room nights commencing on and after the Closing Date; provided, however, that (a) Seller shall receive a credit equal to one-half of the amount of the room revenue included on the guest ledger for the room night occurring on the Closing Date and (b) all other revenues included on the guest ledger, including revenues from restaurants, bars, lounge facilities, banquet facilities, audio visual, and gift shops, for the Closing Date shall belong to Seller and Seller shall bear all expenses related to such revenues, including payroll and food and beverage costs.

9.1.2 Taxes and Assessments. Seller shall be solely responsible for any Taxes due in respect of its income, net worth or capital, if any, and any sales, use or occupancy tax, due or owing to any governmental entity in connection with the operation of the Property for any period of time before the Apportionment Time, and Purchaser shall be solely responsible for all such Taxes for any period from and after the Apportionment Time, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller. All ad valorem taxes, special or general assessments, real property taxes, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Apportionment Time between Purchaser and Seller, on an accrual basis, on the basis of the fiscal year for which such tax or assessment is assessed, with Seller responsible for the payment of all such taxes accruing with respect to the period prior to the Apportionment Time and Purchaser responsible for all such taxes accruing with respect to the period from and after the Apportionment Time.

9.1.3 Utilities; Telephone. Telephone charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such utility service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser. Where possible or as required by the Title Company, cutoff readings will be secured for all utilities as of the Apportionment Time. To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service.

9.1.4 Permits. Fees paid for Permits after the Closing Date shall be prorated as of the Apportionment Time between Purchaser and Seller provided that such Permits are transferred to Purchaser; provided, however, that there shall be no credits in favor of Seller under this Section to the extent such Permits relate to the construction of the Rehabilitation of the Hotel and not to the use, ownership or operation of the Hotel.

9.1.5 Security Deposits. Purchaser shall be entitled to a credit for all security and other deposits, if any, held by Seller as of the Apportionment Time with respect to Contracts assigned to Purchaser at Closing.

9.1.6 Contracts. Expenses under the Contracts to be assigned to and assumed by Purchaser and expenses under the Manager Contracts to be assigned to and assumed by Manager; shall be prorated as of the Apportionment Time between Purchaser and Seller; provided, however, that there shall be no credits in favor of Seller under this Section to the extent such expenses relate to the construction of the Rehabilitation of the Hotel.

9.1.7 Deposits. Seller shall receive a credit for Deposits; provided, however, that there shall be no credits in favor of Seller under this Section to the extent such Deposits relate to the construction of the Rehabilitation of the Hotel or the matters set forth in Section 9.1.8.

9.1.8 Inventories; Items Held for Sale; and Certain FAS. Seller shall not receive a credit for Inventories, FF&E, or FAS (or any Trade Payables associated therewith), all of which shall be included in the Purchase Price.

9.1.9 Cash Accounts. All funds held in any accounts maintained by or for the benefit of Seller at the Apportionment Time are Excluded Assets and will be removed by Seller as of the Apportionment Time for the benefit of Seller.

9.1.10 House Banks. Seller shall receive a credit for the cash held in the Hotel house banks and any petty cash at the Hotel, and such cash shall remain at the Hotel for the benefit of Purchaser.

9.1.11 Employees. The costs (including salary and benefits) of employees working at the Hotel (including any employees employed by Manager) shall be prorated as of the Apportionment Time between Purchaser and Seller.

9.2 Other Items. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property or of a hotel shall be prorated as of the Apportionment Time in accordance with local custom in the jurisdiction in which the Hotel is located.

9.3 Closing Statement; True-Up. At Closing, Seller and Purchaser shall execute a closing statement setting forth an estimate of Seller’s and Purchaser’s credits calculated pursuant to Section 9.1 and Section 9.2 of this Agreement. On the ninetieth (90th) day after the Closing Date, Seller and Purchaser shall cause Manager to prepare and deliver to Seller and Purchaser a final statement for Seller and Purchaser’s approval showing the final amounts of credits due Seller or Purchaser as of the Apportionment Time (the “Post-Closing Credit True-Up”). All adjustments to amounts of credits due Seller or Purchaser made as a result of the Post-Closing Credit True-Up shall be paid to the party entitled thereto in cash or other immediately available funds within thirty (30) days after the final determination thereof. In the event the parties have not agreed with respect to the adjustments to credits due Seller or Purchaser as of the Apportionment Time required to be made pursuant to Section 9.1 and Section 9.2, upon application by such party, a certified public accountant reasonably acceptable to Seller and Purchaser shall determine any such adjustments which have not theretofore been agreed upon by the parties and all adjustments to be made as a result of the final results of the Post-Closing Credit True-Up shall be paid to the party entitled to such adjustment within thirty (30) days after the certified public accountant’s determination thereof. The charges of such accountant shall be borne equally by Seller and Purchaser.

9.4 Closing Costs

9.4.1 Each of Seller and Purchaser shall pay its own attorney’s fees and expenses. All other costs and expenses related to the transaction or this Agreement, including but not limited to survey costs, title insurance costs, recording charges, transfer taxes, sales tax, recordation stamp taxes, rollback taxes due as a result of the transfer of the Property and Escrow Agent’s escrow fee shall be paid one hundred percent (100%) by Purchaser, notwithstanding any local practice to the contrary.

9.4.2 The obligations of the parties under this Section shall survive the Closing or termination of this Agreement.

9.5 Safe Deposit Boxes. On the Closing Date, the representatives of Seller and Purchaser shall take an inventory of all safe deposit boxes in the Hotel (other than personal safes located in guest rooms for use by Hotel guests) (the “Safe Deposit Boxes”). If Purchaser elects not to take an inventory with Seller of the Safe Deposit Boxes, Seller’s inventory of such items will be deemed accurate. From and after the making of such inventory of the Safe Deposit Boxes, Purchaser shall be responsible for all Safe Deposit Boxes.

9.6 House Banks. For purposes of determining the credits due Seller pursuant to Section 9.1.9 hereof, on the night during which the Apportionment Time occurs, representatives of Purchaser and Seller shall conduct a physical count of cash held in the Hotel house banks and any petty cash at the Hotel. If Purchaser elects not to conduct with Seller a physical count of cash held in the Hotel house banks or petty cash located at the Hotel, Seller’s physical count shall be deemed accurate, complete and binding on the parties hereto for purposes of determining the credits due Seller.

9.7 Intentional Omitted.

9.8 Dispute Resolution. In the event the parties have not agreed with respect to any adjustments, prorations, true-ups, or other payments required to be made pursuant to this Agreement, including under Article IX and Section 8.3.1 (collectively “Adjustments”) within thirty (30) days after delivery of a statement showing such Adjustments, the parties shall engage an independent and qualified expert (an “Adjustments Expert”) to determine any such Adjustments which have not been theretofore agreed upon by the parties. If the parties shall not be able to agree upon an Expert within the period described, then within ten (10) days after the expiration of such period, each party shall select its own Expert (the “Adjustments Party’s Expert”). Each Party’s Expert shall make an independent determination of the Adjustments to be made between the parties, and such Adjustments shall be submitted to a third Expert jointly selected by each Party’s Expert (the “Adjustments Final Expert”). As to each of the Adjustments, the Final Expert must select from the Adjustments presented by each Party’s Expert without any deviation, and such selection shall be binding upon all of the parties. If the parties agree on the selection of an Expert as provided herein, then all costs and expenses incurred shall be divided equally between the parties. If the parties are unable to so agree then each such party shall bear its own costs, including the costs of each Party’s Expert, and the costs of the Final Expert shall be divided equally between the parties.

9.9 Survival. The provisions of this Article IX shall survive Closing for the Claims Period.

ARTICLE X

TERMINATION AND DEFAULT

10.1 Default by Seller. In the event the Closing is not consummated as a result of Seller’s default hereunder (a “Seller Default”), so long as Purchaser has complied in all respects (other than to a de minimis extent) with its obligations under this Agreement (for the avoidance of doubt, if any condition in Article VI to Purchaser’s obligation to fund the Adjusted Purchase Price is not satisfied in full (or otherwise waived in writing by Purchaser) as of the Closing Date and Purchaser has not delivered the Adjusted Purchase Price (and any other closing costs and reimbursements, including payments pursuant to the Management Agreement) to the Title Company or delivered any closing documents, then, in any such event, Purchaser’s failure to deliver the Adjusted Purchase Price (and any other closing costs and reimbursements, including payments pursuant to the Management Agreement) or any closing documents shall not be deemed a Purchaser default or the reason for the failure of any such condition), Purchaser may, at its election, and as its sole and exclusive remedy at law (a) terminate this Agreement by delivery of written notice to Seller and Title Company, whereupon Purchaser shall have all rights and remedies at law, in equity, or otherwise (including, without limitation, a claim for damages) and (subject to such rights and remedies) the parties shall have no further obligations to each other except as specifically provided herein and the Omnibus Agreement; (b) seek specific performance; or (c) waive the Seller Default and proceed to Closing hereunder. Purchaser shall be deemed to have waived its remedy of specific performance, as provided in this Section unless such action shall be instituted by Purchaser within ninety (90) days after Seller’s failure or refusal to cure a Seller Default as provided above.

10.2 Default by Purchaser. In the event the Closing is not consummated as a result of Purchaser’s default hereunder (a “Purchaser Default”), so long as Seller has complied in all respects (other than to a de minimis extent) with its obligations under this Agreement Seller, as its sole and exclusive remedy under this Agreement for a Purchaser Default, may by delivery of written notice to Purchaser and Title Company, terminate this Agreement, whereupon Purchaser shall pay to Seller the sum of Thirty Million Dollars ($30,000,000) (the “Liquidated Damages Payment”), less any “Liquidated Damages Payment” recovered by Miami Seller in accordance with the Miami Purchase Agreement or the Omnibus Agreement, as Seller’s sole and exclusive remedy, and the parties shall have no further obligations to each other except as specifically provided herein and the Omnibus Agreement. For the avoidance of doubt, Purchaser shall not be deemed in default hereunder if the Closing is not consummated due to the failure or one or more conditions precedent to Purchaser’s obligations to close set forth herein, and in such case a Purchaser Default shall not occur. Seller and Purchaser acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Purchaser’s default hereunder; (b) the Liquidated Damages Payment is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages for a Purchaser Default under this Agreement in light of Seller’s removal of the Property from the market and the costs incurred by Seller; and (c) retention by Seller of the Liquidated Damages Payment upon a Purchaser Default hereunder shall not constitute a penalty or a forfeiture.

10.3 Termination by Seller and Purchaser. In addition to any other termination right set forth herein, Seller and Purchaser shall have the following termination rights:

(a) If the Miami Purchase Agreement or the London Purchase Agreement are terminated as a result of a default by Miami Buyer or London Buyer, respectively, then Seller may terminate this Agreement by written notice delivered to Purchaser within thirty (30) days after the effective date of such termination of the Miami Purchase Agreement or the London Purchase Agreement, whereupon the parties shall have no further obligations to each other except as specifically provided herein and the Omnibus Agreement.

(b) If, prior to the Completion of Construction, a Force Majeure occurs that would or is reasonably likely to increase the hard costs to complete the Rehabilitation by more than Thirty Seven Million Two Hundred Thirty Thousand Dollars ($37,230,000), assuming stipulated hard costs equal to One Hundred Thirty One Million Six Hundred Fifty One Thousand Seven Hundred Sixty Five Dollars ($131,651,765), then Seller (x) shall provide written notice of such Force Majeure to Purchaser as soon as reasonably practicable following Seller obtaining Knowledge thereof (the “Force Majeure Notice”), which Force Majeure Notice shall include

Seller’s detailed calculation of the increased hard costs to cause Completion of Construction, and (y) may terminate this Agreement by written notice delivered to Purchaser within thirty (30) days after Purchaser’s receipt of the Force Majeure Notice, whereupon the parties shall have no further obligations to each other except as specifically provided herein and the Omnibus Agreement; provided, however, that Purchaser may elect, by written notice delivered to Seller within ninety (90) days after Purchaser’s receipt of Seller’s notice of termination, to cause Seller to complete the Rehabilitation, in accordance with this Agreement (to the extent possible), in which event the Purchase Price shall be an amount equal to the total project costs actually incurred by Seller to effect the Rehabilitation (including all hard costs and soft costs) minus Thirty Seven Million Two Hundred Thirty Thousand Dollars ($37,230,000).

(c) If, prior to the Completion of Construction, a Force Majeure occurs that is reasonably likely to result in a diminution in the value of the Real Property and Improvements after completion of the Rehabilitation that would not have occurred but for such Force Majeure, by Thirty Seven Million Two Hundred Thirty Thousand Dollars ($37,230,000) or more, then, in such event, Purchaser may terminate this Agreement by written notice delivered to Seller within thirty (30) days after Purchaser’s receipt of notice from Seller of the Force Majeure event in question, whereupon the parties shall have no further obligations to each other except as specifically provided herein and the Omnibus Agreement.

(d) In the event Seller terminates this Agreement pursuant to Section 10.3(b), the following provisions of this Section 10.3(d) shall apply:

(i) If at any time or from time to time during the three (3) year period after the later to occur of (x) with respect to a sale of the Real Property and Improvements prior to completion of construction of a hotel on the Real Property, a termination of this Agreement by Purchaser pursuant to Section 10.3(b) or (y) with respect to a sale of the Real Property and Improvements after completion of construction of a hotel on the Real Property, the completion of such construction, Seller intends to sell the Real Property and Improvements, Seller shall promptly deliver notice to Purchaser of its intention to sell (“Proposed Sale Notice”). The Proposed Sale Notice shall include a statement setting forth the Economic Terms on which Seller would be willing to sell the Real Property and Improvements (and such other Assets related to the Hotel included in the Proposed Sale Notice) (collectively, the “Subject Property”). In no event shall the purchase price and management agreement terms in the Economic Terms set forth in the Proposed Sale Notice be greater than (i) the actual cost incurred by Seller to acquire, develop, construct, complete and maintain the Subject Property and (ii) the Manager’s base fee based on a percentage of gross revenues and any incentive fee, but excluding reimbursables set forth in the Management Agreement (such sum being the “Actual Cost”). Purchaser shall have the right during the thirty (30) day period commencing on Purchaser’s receipt of the Proposed Sale Notice (the “Decision Period”) to notify Seller of its desire to purchase the Subject Property in accordance with the Economic Terms contained in the Proposed Sale Notice. If Purchaser so notifies Seller within the Decision Period, Seller and Purchaser shall use good faith commercially reasonable efforts to negotiate and sign a definitive contract for purchase and sale of the Subject Property on the Economic Terms contained in the Proposed Sale Notice and such other terms and conditions as they may agree upon on or before the expiration of the Contract

Period, but if they are unable to do so then Section 10.3(d)(ii) shall apply. Seller and Purchaser shall use commercially reasonable efforts to close the transaction within forty-five (45) days following the execution of the definitive contract for purchase and sale of the Subject Property.

(ii) If (A) Purchaser does not timely notify Seller within the Decision Period of its desire to purchase the Subject Property pursuant to Section 10.3(d)(i), or (ii) Purchaser timely notifies Seller within the Decision Period of Purchaser’s desire to purchase the Subject Property pursuant to Section 10.3(d)(i), but Seller and Purchaser are thereafter unable to agree upon the full terms of, and to sign, a definitive contract for the purchase and sale of the Subject Property within the Contract Period, Seller shall thereafter have the right to enter into a definitive contract with any other Person, as purchaser, for the purchase and sale of the Subject Property, but the contract with the other Person may not contain (x) a purchase price less than 95% of the purchase price contained in the Proposed Sale Notice, (y) management agreement terms less than terms set forth in the Proposed Sale Notice, and (z) any other Economic Terms that are more favorable to the other Person, in any material respect, than the Economic Terms included in the Proposed Sale Notice, and the purchase and sale of the Subject Property must be consummated not later than one hundred twenty (120) days after the expiration of the Decision Period or the Contract Period, as applicable. If Seller’s sale of the Subject Property is not consummated within the one hundred twenty (120) day period, Seller may not thereafter sell the Subject Property to any Person without first complying with the provisions of this Section 10.3(d). Within five (5) Business Days after Sellers enters into a definitive contract with the other Person, Seller shall deliver a complete and correct copy of such contract to Purchaser. In the event Seller consummates a sale of the Subject Property to a Person other than Purchaser or its Affiliate and the total monetary consideration reasonably estimated to be derived by Seller and Manager and their Affiliates in connection with such sale is greater than the Actual Cost, then Seller shall pay to Purchaser an amount equal to such positive difference simultaneously with the consummation of such sale.

(iii) The terms of this Section 10.3(d) shall be survive the termination of this Agreement (and Purchaser may record a memorandum hereof against the Property following any termination of this Agreement in form reasonably acceptable to Seller).

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Indemnities. Unless otherwise set forth in this Agreement, the representations, warranties, certificates and indemnities of Seller and Purchaser contained in, or delivered in connection with, this Agreement shall survive for a period of six (6) months (the “Claims Period”) following the Closing Date; provided, however, that with respect to any breach of Section 4.1.20 the Claims Period shall expire on the date which is twelve (12) months following the Closing Date (the day on which the Claims Period expires shall be referred to herein as the “Claims Deadline”).

11.2 Indemnification by Seller. Subject to the terms and conditions of this Article XI, Seller shall save, defend, indemnify and hold harmless Purchaser and its Affiliates, and their officers, directors and employees (collectively, the “Purchaser Indemnified Parties”) from and against any and all actual out-of-pocket losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, fines, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, and including any costs and expenses incurred in connection with pursuing all rights and remedies available pursuant to the Warranties and Guarantees in accordance with Section 11.5.5) but excluding consequential and punitive damages (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from:

11.2.1 any breach of any representation, warranty or certification made by Seller contained in this Agreement or in any document or instrument executed by Seller in connection with the Closing;

11.2.2 any claim or liability for any brokers’ or investment banking fees of Seller or its Affiliates in connection with this Agreement and the transactions contemplated hereby pursuant to Section 12.1 hereof; and

11.2.3 any Third Party Claim against any Purchaser Indemnified Party which arises from an event that occurs prior to the Closing with respect to the operation or ownership of the Property.

11.3 Indemnification by Purchaser. Purchaser shall save, defend, indemnify and hold harmless Seller and its Affiliates, and their officers, director and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from:

11.3.1 any breach of any representation, warranty or certification made by Purchaser contained in this Agreement or any document or instrument executed by Purchaser in connection with the Closing;

11.3.2 any claim or liability for any brokers’ or investment banking fees of Purchaser in connection with this Agreement and the transactions contemplated hereby pursuant to Section 12.1 hereof; and

11.3.3 any Third Party Claim against any Seller Indemnified Party which arises from an event that occurs from and after the Closing with respect to the ownership or operation of the Property.

11.4 Procedures

11.4.1 In order for a Purchaser Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person other than Seller and its Affiliates or Purchaser and its Affiliates, as the case may be, against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, but in no event later than the Claims Deadline, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that (x) the Claims Deadline shall not be applicable for any Third Party Claims subject to the indemnification provided in Sections 11.2.2 and 11.3.2, and (y) the Claims Deadline shall be tolled with respect to any Third-Party Claim made prior to the Claims Deadline. The failure to provide the information set forth in the preceding sentence as part of the initial written notice of claim shall not invalidate the effectiveness of the written notice provided the information is delivered in a reasonable time period thereafter. The failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is prejudiced by such failure.

11.4.2 The Indemnified Party shall have the right to defend the Third Party Claim at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s election to assume the defense of the Third Party Claim, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel for all Indemnified Parties, taken together) if (A) the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnified Party has been advised by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the Indemnifying Party with respect to such Third Party Claim; or (B) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Claim; provided, however, that the assumption of control of the defense or settlement of a Third Party Claim by the Indemnified Party pursuant to this item sentence shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent unless the Indemnifying Party withdraws from the defense of such Third Party Claim. If the Indemnifying Party does not assume the defense of any such claims or proceeding pursuant to this Section 11.4 and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party and its counsel shall keep the Indemnified Party fully advised as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, includes a complete, unconditional release of the Indemnified Party from all liability with respect to such Third Party Claim, and does not constitute an acknowledgement or acceptance by the Indemnified Party of fault, culpability, or responsibility of any kind.

11.4.3 In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party no later than the Claims Deadline, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the Claims Deadline shall not be applicable for any claims subject to the indemnification provided in Sections 11.2.2 and 11.3.2. The failure to provide the information set forth in the preceding sentence as part of the initial written notice of claim shall not invalidate the effectiveness of the written notice provided the information is provided in a reasonable time period thereafter. The failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after receipt of notice of any claim pursuant to this Section to (i) agree to the amount or method of determination set forth in such claim and to pay such amount to such Indemnified Party, or (ii) provide the Indemnified Party with notice (a “Dispute Notice”) that it disagrees with the amount or method of determination set forth in such claim. If the Indemnifying Party has timely delivered a Dispute Notice, the Indemnifying Party and the Indemnified Party shall, during a period thirty (30) days from the Indemnified Party’s receipt of such Dispute Notice, negotiate to achieve resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved as otherwise provided in this Agreement.

11.5 Limits on Indemnification

11.5.1 No claim may be asserted against any party under this Article XI unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the Claims Deadline, in which case such claim shall survive until it has been finally resolved; provided, however, that the Claims Deadline shall not be applicable for claims subject to the indemnification provided in Sections 11.2.2 and 11.3.2.

11.5.2 Notwithstanding anything to the contrary contained in this Agreement: (i) Seller shall not be liable for any single indemnification claim that amounts to less than Twenty-Five Thousand Dollars ($25,000) (the “De Minimis Amount”), (ii) Seller shall not be liable unless and until the aggregate amount of Losses which may be recovered from Seller on account of all claims equals or exceeds One Million Dollars ($1,000,000) (the “Threshold Amount”), taking into account any Loss or diminution in value determined pursuant to Section 6.3(a) on or before the Closing Date (e.g., if Purchaser incurred a Loss or diminution in value of $600,000 pursuant to Section 6.3(a), Purchaser would only have to show aggregates Losses of $400,000 pursuant to this Section 11.5.2 in order for Seller to have liability hereunder), at which time Seller shall be liable for all such Losses (including any Losses or diminution in value determined pursuant to Section 6.3(a) to the extent the same were not credited against the Purchase Price in accordance with Section 6.3(b)); provided, however, that the Threshold Amount shall be Zero Dollars ($0) with respect to any indemnification for any breach of the covenants set forth in Section 8.1.6(d) hereof; (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered by Purchaser shall equal Nine Million Four Hundred Forty Six Thousand Dollars ($9,446,000) minus the amount of any Purchase Price Credit which is not applied or paid under clause (iii) of Section 8.1.6(d) hereof (the “Indemnification Limit”); and (iv) no party hereto shall have any liability under any provision of this Agreement for any punitive, consequential, special or indirect damages relating to the breach or alleged breach of this Agreement.

11.5.3 For all purposes of this Article XI, Losses shall be net of (i) any insurance (other than any self-insured retention program) or other recoveries paid (subject to Section 11.6) by a third party to the Indemnified Party or its Affiliates in connection with the facts, events or circumstances giving rise to the right of indemnification, and (ii) any net Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years). For the avoidance of doubt, Purchaser shall not be required to make any claim against insurance prior to making a claim pursuant to this Agreement.

11.5.4 Purchaser and Seller shall cooperate with each other with respect to resolving any Third Party Claim with respect to which one party is obligated to indemnify the other party hereunder.

11.5.5 Notwithstanding anything contained herein to the contrary, no claim may be asserted by a Purchaser Indemnified Party under this Article XI unless Purchaser and such Purchaser Indemnified Party has first exhausted all rights and remedies available pursuant to the Warranties and Guarantees.

11.6 Assignment of Claims

11.6.1 If Purchaser receives any payment from Seller in respect of any Losses pursuant to Section 11.2 and Purchaser Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against Seller, Purchaser Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Seller to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first to Purchaser Indemnified Party in the amount of any deductible or similar amount required to be paid by Purchaser Indemnified Party prior to Seller being required to make any payment to Purchaser Indemnified Party, (ii) second to Seller in an amount equal to the aggregate payments made by Seller to Purchaser Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim, and (iii) the balance, if any, to Purchaser Indemnified Party.

11.6.2 If Seller receives any payment from Purchaser in respect of any Losses pursuant to Section 11.3 and Seller Indemnified Party could have recovered all or a part of such Losses from a Potential Contributor based on the underlying claim asserted against Purchaser, Seller Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Purchaser to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first to Seller Indemnified Party in the amount of any deductible or similar amount required to be paid by Seller Indemnified Party prior to Purchaser being required to make any payment to Seller Indemnified Party, (ii) second to Purchaser in an amount equal to the aggregate payments made by Purchaser to Seller Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim, and (iii) the balance, if any, to Seller Indemnified Party.

11.7 Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER IS PURCHASING THE PROPERTY “AS IS,” “WHERE IS” AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE HABITABILITY, MERCHANTABILITY OR FITNESS, USAGE, SUFFICIENCY, OR SUITABILITY FOR ANY PARTICULAR PURPOSE, OR ANY TITLE, CONDITION OR VALUE THEREOF EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS EXECUTED OR DELIVERED IN CONNECTION HEREWITH. ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND VOID. NO REPRESENTATIONS, WARRANTIES, OR INFORMATION MADE BY ANY PERSONS, INCLUDING ANY REPRESENTATIVE OF SELLER, AND ANY HOTEL AND PROPERTY INFORMATION OR MATERIAL CONTAINED IN ANY INFORMATION MEMORANDUM, CIRCULAR, PACKAGE, OR

REQUESTS FOR EXPRESSIONS OF INTEREST, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED. THE PROVISIONS OF THIS SECTION 11.7 HAVE BEEN NEGOTIATED BY THE PARTIES AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT DISCLAIMERS IN THIS SECTION 11.7 ARE “CONSPICUOUS DISCLAIMERS,” AND ANY COVENANTS IMPLIED BY LAW, INCLUDING COVENANTS IMPLIED BY THE USE OF THE WORDS “SELL,” “GRANT,” “CONVEY,” “ASSIGN,” “TRANSFER,” AND “DELIVER” ARE EXPRESSLY DISCLAIMED, WAIVED AND NEGATED.

ARTICLE XII

MISCELLANEOUS

12.1 Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, except that Seller has retained the services of HVS Hodges Ward Elliott (the “Seller Broker”), and the payment of any fee or commission to the Seller Broker shall be subject to the terms and conditions of a separate written agreement between Seller and the Seller Broker, and such fee or commission owed or alleged to be owed to Seller Broker shall in no way be the responsibility of Purchaser. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property (the foregoing indemnity obligation of each of the parties is referred to herein as the “Broker Indemnity”). The Broker Indemnity shall survive Closing or any termination of this Agreement.

12.2 Risk of Loss. Subject to the provisions of Section 10.3(b) and this Section 12.2, from the Effective Date of this Agreement until Closing, the risk of loss or damage to the Property, including loss or damage resulting from casualty, condemnation, eminent domain and any business interruption therefrom, attributable to any acts or occurrences prior to the Closing Date shall be borne by Seller. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property occurring prior to the Closing Date.

(a) Casualty.

(i) If the Completion of Construction occurs, but prior to the Closing Date, the Property is damaged by fire or other casualty which would cost less than an amount equal to Eighteen Million Six Hundred Fifteen Thousand Dollars ($18,615,000) (the “Casualty Threshold Amount”) to repair and would require less than one hundred eighty (180) days to repair, then, subject to the further terms and conditions of this sentence, neither party shall have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, provided that (x) Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period preceding the Closing Date) on account of any such fire or other casualty, and (y) Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price.

(ii) If the Completion of Construction occurs, but prior to the Closing Date, the Property is damaged by fire or other casualty which (a) would cost equal to or more than the Casualty Threshold Amount to repair, or would require one hundred eighty (180) days or more to repair, (b) materially restricts access to the Property and would require ninety (90) days or more to repair, (c) causes the Property to be not in compliance with zoning, or (d) materially interferes with the operation or use of the Hotel and would require ninety (90) days or more to repair, then Purchaser may terminate this Agreement by delivering notice to Seller within twenty (20) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 12.2 (and the Closing Date shall be so extended as applicable), in which case the parties shall have no further obligations to each other hereunder except as specifically provided herein. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign (pursuant to documentation reasonably satisfactory to Purchaser) to Purchaser all of Seller’s right, title and interest in all such insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible.

(b) Taking.

(i) If prior to the Closing Date any Material Taking occurs, then Purchaser may terminate this Agreement by written notice given to Seller within twenty (20) days after Seller has given Purchaser the notice of the Material Taking (and the Closing Date shall be so extended as applicable), in which case the parties shall have no further obligations to each other hereunder except as specifically provided herein.

(ii) If prior to Closing, any Non-Material Taking occurs, then the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such Non-Material Taking and at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and the Closing less (x) any amounts reasonably expended by Seller in collecting such sums; (y) any amounts reasonably expended by Seller to repair the Property as a result of such Non-Material Taking; and (z) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing.

For purposes of Section 12.2 hereof, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser. The provisions of Section 12.2 hereof constitute an express agreement to the contrary of Section 5-1311 of the New York General Obligations Law.

All risk of loss or damage to the Property, including loss or damage resulting from casualty, condemnation, eminent domain and any business interruption resulting therefrom, attributable to any acts or occurrences on or after the Closing Date shall be borne solely by Purchaser.

12.3 Publicity. Purchaser acknowledges that Seller shall make a public announcement and/or issue a public statement regarding both the execution of this Agreement and the consummation of the transactions contemplated hereunder upon the Closing (each, a “Deal Announcement”). Seller shall consult with Purchaser prior to making a Deal Announcement and shall provide Purchaser with a reasonable opportunity to review and comment on each Deal Announcement. At Purchaser’s election, the Deal Announcement may be a joint announcement. Seller agrees that it shall in no event include the identity of the Purchaser or its Affiliates in a Deal Announcement. Except for (i) the recordation of the Deed, (ii) the registration of the transfer of any and all Permits with the appropriate entities, (iii) assignments of the Contracts and (iv) the Deal Announcements, the parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby, other than publicly available information, to any unaffiliated third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law, regulation or in any judicial proceeding, or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, potential investors, financial analysts, or to receive legal, accounting and/or tax advice, or advice from any other similar agents or consultants.

12.4 Notices

12.4.1 Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, with all delivery and freight charges prepaid, or by facsimile or electronic mail, provided a copy of such notice is also sent by Federal Express or similar expedited commercial carrier for delivery on the next Business Day following transmission of the facsimile or electronic mail.

12.4.2 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, upon the date of receipt or refusal, or, with respect to notice by facsimile or electronic mail, upon receipt of electronic confirmation of delivery, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

12.4.3 All such notices shall be addressed:

If to Seller:	c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, MD 20817
Attn: Michael Dearing
Phone: (301) 380-7441
Fax: (301) 380-5067
Email: Michael.Dearing@marriott.com

with a copy to:	Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Phil Brandt
Phone: (301) 380-7212
Fax: (301) 380-6727
Email: Philip.Brandt@marriott.com

and

Venable LLP
750 East Pratt Street, Suite 900
Baltimore, Maryland 21202
Attn: Dana M. Fidazzo, Esq.
Phone: (410) 528-2348
Fax: (410) 244-7742
Email: dmfidazzo@venable.com

If to Purchaser:	c/o Blairgowrie Limited
Zephyr House
122 Mary Street
PO Box 709
Grand Cayman KY1-1107, Cayman Islands
Attn: Directors
Phone: +1345 949 4544
Fax: +1345 949 8460

with a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attn: David Furman
Phone: (212) 351-3992
Fax: (212) 351-5294
Email: dfurman@gibsondunn.com

And

ABU DHABI INVESTMENT AUTHORITY (ADIA)
211 Corniche,
PO Box 3600,
Abu Dhabi, UAE
Phone: +971 2 415 5264
Fax: +971 2 415 2576
Email: Jason.Puryear@adia.ae
Attention: Jason Carl Puryear

and

ABU DHABI INVESTMENT AUTHORITY (ADIA)
211 Corniche,
PO Box 3600,
Abu Dhabi, UAE
Phone: +971 2 415 5290
Fax: +971 2 415 2576
Email: Frank.Veenstra@adia.ae
Attention: Frank Veenstra

and

ABU DHABI INVESTMENT AUTHORITY (ADIA)
211 Corniche,
PO Box 3600,
Abu Dhabi, UAE
Phone: +971 2 415 5286
Fax: +971 2 415 2576
Email: Derek.White@adia.ae
Attention: Derek White

If to Title Company:	Chicago Title Insurance Company
711 Third Avenue, 5th Floor
New York, New York 10017
Attn: Robert Simins
Phone: (212) 880-1200
Fax: (212) 880-1401
Email: Robert.Simins@CTT.com

12.4.4 Notice from the attorney for any party shall be permitted. By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice.

12.5 Waivers, etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.6 Intentionally Deleted.

12.7 Tax Certiorari Proceedings. Seller, or after the Closing, Purchaser, may hereafter file applications for the reduction of the assessed valuation of the Property with respect to the tax year in which the Closing occurs and may cause certiorari proceedings to be instituted to review such assessed valuations, provided that Seller shall only file any such applications upon the request of Purchaser and after Purchaser has reviewed and consented to the form of such application. In the event that Seller files such applications in accordance with this Section 12.7, Seller shall coordinate the prosecution of such proceedings with Purchaser; provided, however, Seller shall not withdraw, compromise or settle such proceedings without Purchaser’s consent, which may be withheld in Purchaser’s sole discretion. Purchaser shall have the sole right to prosecute, compromise and/or settle such proceedings with counsel of its own choosing after the Closing, provided that Seller shall cooperate with Purchaser in connection with such proceedings. Any refunds, abatements or credits awarded in such proceedings, or in any such proceedings instituted by Purchaser after the Closing Date relating to the tax year of Closing or any prior tax year, or as a result of any compromise or settlement with respect thereto, shall be first used to reimburse the party bringing such proceeding for its out-of-pocket cost and expenses (as evidenced by invoices or bills) incurred in connection with such proceedings, compromise and/or settlement, if any, and the remainder of such refunds, abatements and credits shall be prorated between Seller and Purchaser as of the Closing Date, provided that, for the avoidance of ambiguity, Purchaser shall not be entitled to any refunds, abatements or credits relating to any tax year prior to the tax year of Closing. Either Seller or Purchaser shall promptly pay to the other the amount necessary to effect such proration. Seller shall promptly provide Purchaser with any pending offers to reduce the assessed valuation of the Property made by either the New York City Tax Commission or the New York City Corporation Counsel, and agrees not to accept any pending offer from either the Tax Commission or Corporation Counsel which would reduce or otherwise affect the land, building or total assessed valuation of the Property without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion.

Purchaser and Seller agree to reasonably cooperate (without incurring additional costs or obligations) as the other party may reasonably request to ensure that payment of any refunds or abatements to which a party is entitled to pursuant to this Section 12.7 are paid to such party by the applicable taxing authority. No action on the part of either Purchaser or Seller pursuant to this Section 12.7 shall delay the Closing. The obligations of the parties under this Section 12.7 shall survive the Closing.

12.8 Assignment; Successors and Assigns; No Third Party Beneficiary. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the prior written consent of the other party; provided, however, that Purchaser shall be permitted to assign this Agreement to (x) its Affiliates and (y) a Qualified Transferee or any subsidiary wholly owned by a Qualified Transferee without the prior written consent of Seller; provided that Purchaser shall provide sufficient information regarding any Qualified Transferee (and any subsidiary wholly owned by such Qualified Transferee, if applicable) to reasonably demonstrate such Person is a Qualified Transferee. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. The provisions of this Agreement are for the exclusive benefit of Seller and Purchaser hereto, and no other party shall have any right or claim against Seller and Purchaser, or either of them, by reason of those provisions or be entitled to enforce any of those provisions against Seller and Purchaser, or either of them. The terms of this Section shall survive the Closing.

12.9 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.10 Counterparts; Entire Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement including all of the attached Exhibits and Schedules, each of which is hereby incorporated herein by this reference, and the Omnibus Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof, including any letter of intent or confidentiality agreement with respect to the Property between entities related to Seller and Purchaser.

12.11 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed, applied and enforced in accordance with laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of New York, County of New York in any action or proceeding arising out of or relating to this Agreement or any and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation or performance of this Agreement (including any claim or caused based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement) and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such district court or, to the extent permitted by law, in such federal court. The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

12.12 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first (1st) Business Day following such date.

12.13 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto, shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser.

12.14 Interpretation; Headings. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or in any amendments, Exhibits, or Schedules hereto. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

12.15 Time of the Essence. Time is of the essence with respect to this Agreement.

12.16 Recordation. Purchaser shall not record this Agreement or a memorandum thereof in any public records without the prior written consent of Seller, which consent may be withheld in the sole and subjective discretion of Seller.

12.17 Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein; provided, however, no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder. The terms of this Section shall survive the Closing

12.18 WAIVER OF TRIAL BY JURY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PURCHASER AND SELLER (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR THE RELATIONSHIP BETWEEN THE PARTIES AS PURCHASER AND SELLER, THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL. THE TERMS OF THIS SECTION SHALL SURVIVE THE CLOSING.

12.19 Omnibus Agreement. The parties hereto acknowledge and agree that any termination of this Agreement shall not result in any reduction whatsoever of the London Refund or the Miami Refund (as such terms are defined in the Omnibus Agreement) or the obligation to pay such amounts to extent required pursuant to the terms thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER:

MI NY CLOCK TOWER, LLC, a Delaware limited liability company

By:	/s/ M. E. Dearing
Name:	Michael E. Dearing
Title:	Vice President

[Signature Page to Asset Purchase Agreement - NY]

PURCHASER:

BLACK SLATE B 2013 LLC, a Delaware limited liability company

By:	/s/ Derek Scott White
Name:	Derek Scott White
Title:	Director

By:	/s/ Sultan Ali Ahmed Al Dhaheri
Name:	Sultan Ali Ahmed Al Dhaheri
Title:	Director

[Signature Page to Asset Purchase Agreement - NY]

TITLE COMPANY JOINDER

An original executed copy of this Agreement has been received by the Title Company this 7th day of January, 2014, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Elliott L. Hurwitz
Name:	Elliott L. Hurwitz
Title:	Chief Commercial Counsel

[Signature Page to Asset Purchase Agreement - NY]

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

ALL certain plot, piece or parcel land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by intersection of the easterly side of Madison Avenue with the southerly side East 24th Street;

RUNNING THENCE easterly along the southerly side of East 24th Street, 85 feet;

THENCE southerly parallel with Madison Avenue, 74 feet 10 inches;

THENCE westerly parallel with East 24th Street, 85 feet to the easterly side of Madison Avenue;

THENCE northerly along the easterly side of Madison Avenue, 74 feet 10 inches to the point or place of BEGINNING.

TOGETHER WITH the benefits and subject to the burdens of the following:

(a) Together with (i) a non-exclusive easement in all Structural Supports located in or constituting a part of the Office Property for the support of the Clock Tower and (ii) a nonexclusive easement for support, enclosure, use and maintenance with respect to those Common Walls existing or constructed in and along the boundaries of the Office Property and Resi Property, which serve as Common Walls for the Clock Tower, as more particularly set forth and defined within that certain Party Wall Agreement and Structural Support Easement dated November, 23, 2005, by and among 1 Madison Office Fee LLC, 1 Madison Residential Fee LLC and Board of Managers of One Madison Avenue Condominium, recorded in the Office of the City Register of the City of New York on February 3, 2006 as CRFN 2006000065469, subject to the terms, provisions and conditions contained therein.

(b) Together with a non-exclusive easement as may be necessary for the purpose of egress in the event of a fire or other emergency as more particularly set forth within that certain Egress Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381676, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain (i) Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679, and (ii) Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680.

(c) Together with a non-exclusive right to unrestricted light and air as more particularly set forth within that certain Light and Air Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381677, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain (i) Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679, and (ii) Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680.

(d) Together with a non-exclusive limited easement for the sole purpose of using the Loading Dock for deliveries of goods and materials, to and from the Benefited Parcel as more particularly set forth and defined within that certain Easement Agreement dated as of June 20, 2007, by and between I Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381678, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679.

(e) Together with a non-exclusive easement to occupy, use and maintain a portion of the first floor of the South Building, as well as the right to construct a service door and re-construct as necessary the slab of the first floor that provides for service access and emergency egress from the Tower into the South Building and connection with the South Building loading bays as more particularly set forth and defined within that certain Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded In the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679.

(f) Together with a non-exclusive easement to locate, install, service and replace equipment in the existing mechanical equipment room along with access to and from as more particularly set forth and defined within that certain Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded, subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded In the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679.

(g) Together with a non-exclusive easement to install, service and replace a cooling tower as more particularly set forth and defined within that certain Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679.

(h) Together with a non-exclusive easements to (i) to bring and transmit the MER/Cooling Tower Electrical Power from outside the South Building to the 13th Floor and the rooftop of the South Building from, to and through the Service End Box, the New Electric Service Room, the Electrical Closet, the Riser and related electrical equipment and electrical lines, (ii) to access the Service End Box, the New Electric Service Room and the Electrical Closet, and the electrical equipment and electrical lines running from, to and through them, to locate, install, service, repair and replace electrical equipment and electrical lines for the purpose of providing the MER/Cooling Tower Electrical Power, and (iii) to access the electrical closets on each of Floors B2 -13 to locate, install, service, repair and replace the Riser containing electrical lines connecting to the Mechanical Equipment Room and the Cooling Tower, as more particularly set forth and defined within that certain Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679.

(i) Together with a non-exclusive easement to locate, install, service and replace a cooling system for the emergency generator as more particularly set forth and defined within that certain Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679.

(j) Together with a non-exclusive easement prohibiting the installation of any improvement to the existing South Building to be placed within twenty (20) feet of the east or south elevations of the Tower as more particularly set forth and defined within that certain Zoning Lot Development and Easement Agreement dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381680, as amended by Omnibus Amendment to Easement Agreements made between MI NY Clock Tower, LLC and 1 Madison Office Fee, LLC dated             , to be recorded. subject to the terms, provisions and conditions contained therein and further subject to the terms, provisions and conditions contained within that certain Declaration of Covenants, Conditions, and Restrictions dated as of June 20, 2007, by and between 1 Madison Office Fee LLC and 1 Madison Residential Fee LLC recorded in the Office of the City Register of the City of New York on July 25, 2007 as CRFN 2007000381679, and also being the same easement as described under paragraph (c) above.

EXHIBIT B

FORM OF DEED

MI NY CLOCK TOWER, INC.

Grantor

to

[            ]

Grantee

BARGAIN AND SALE DEED

WITH COVENANTS

Dated as of

This instrument affects real and personal property situated in the State of New York, in Block             , Lot             on the Tax Map of County of New York, lying and being in the City of New York, known by the street address of 5 Madison Avenue, New York, New York.

RECORD AND RETURN TO:

Gibson, Dunn & Crutcher 200 Park Ave NY, NY 10166 Attention: David Furman, Esq.

BARGAIN AND SALE DEED WITH COVENANT AGAINST GRANTOR’S ACTS

THIS INDENTURE, made on

BETWEEN

MI NY CLOCK TOWER, LLC, a Delaware limited liability company having an office in care of Marriot International, Inc., 10400 Fernwood Road, Bethesda, MD 20817, Attn: Michael Dearing,

party of the first part, and

                    , a                     having an office in care of            ,

party of the second part,

WITNESSETH, that the party of the first part, in consideration of Ten Dollars and other valuable consideration paid by the party of the second part, does hereby grant and release and assign forever unto the party of the second part, and the heirs or successors and assigns of the party of the second part, forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City, County and State of New York and as more particularly described on Schedule A annexed hereto and made a part hereof.

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any easements, rights of way, privileges, benefits, appurtenances, hereditaments, strips, gaps and gores, and any and all other rights, if any, thereon or in any way pertaining thereto, including, without limitation, any land lying in the bed of any streets and roads abutting the above-described property to the center lines thereof,

BEING the same premises conveyed to the party of the first part by deed recorded on January 27, 2012 in CRFN 2012000038095.

TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part covenants that the party of the first part has not done or suffered anything whereby the said premises have been encumbered in any way whatever, except as aforesaid.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

MI NY CLOCK TOWER, LLC

By:
Name:
Title:

ACKNOWLEDGMENT IN NEW YORK STATE (RPL 309-a)

STATE OF ,                     )

                                          ) SS.:

COUNTY OF                  )

On             , 20    , before me, the undersigned, personally appeared             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(signature and office of individual taking acknowledgment)

EXHIBIT C

FORM OF GENERAL ASSIGNMENT

See attached.

EXHIBIT D

FORM OF POST-CLOSING ESCROW AGREEMENT

See attached.

EXHIBIT E

FORM OF ZELDA AMENDMENT

See attached.

EXHIBIT F

FORM OF CONTRACTOR’S ASSIGNMENT

ASSIGNMENT AND CONSENT AGREEMENT

THIS ASSIGNMENT AND CONSENT AGREEMENT (“Agreement”) is made as of this     day of                     20    by and among (i) MI NY CLOCK TOWER, LLC, a Delaware limited liability company (“Owner” or “Assignor”), (ii) BLACK SLATE B 2013 LLC, a Delaware limited liability company (“Assignee”) and (iii) STRUCTURE TONE, INC., a New York corporation (“Contractor”), and (iv) PAVARINI NORTH EAST CONSTRUCTION COMPANY, INC. (“Guarantor”).

RECITALS

WHEREAS, Assignor and Contractor are parties to that certain Construction Management Agreement dated March 1, 2013 (the “Construction Contract”) for a building known as the Clock Tower and located at 5 Madison Avenue, New York, New York (the “Building”).

WHEREAS, Guarantor has guaranteed certain obligations of Contractor pursuant to that certain Guaranty of Completion dated as of December 19, 2013 (the “Guaranty”) by Guarantor in favor of Assignor.

WHEREAS, in connection with that certain Asset Purchase Agreement dated January     , 2014 between Assignor and Assignee, Assignor desires to assign to Assignee the warranties and guaranties provided by Contractor to Assignor, as Owner, under the Construction Contract with respect to the Building, and Contractor desires to consent to such an assignment.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto, for themselves and their respective heirs, legal representatives, successors and assigns, hereby agree as follows:

1. Partial Assignment of the Construction Contract. Assignor hereby assigns, transfers, sets over and delivers to Assignee and assigns, all of Assignor’s right as Owner under the Construction Contract with respect to the warranties and guaranties of Contractor for Work (as defined in the Construction Contract), including, without limitation Assignor’s right as Owner to the warranties and guaranties of Contractor provided in Article 12 of the Construction Contract, together with all rights and remedies of Assignor with respect thereto pursuant to the Guaranty.

Assignee, for itself and its assigns, hereby accepts the foregoing assignment.

2. Consent and Representation by Contractor and Guarantor. Contractor and Guarantor hereby consent to the foregoing assignment. Contractor shall not, however, release Assignor from burdens, terms, covenants, conditions and obligations to be performed and/or observed by Assignor under the Construction Contract. Contractor hereby represents and warrants that the warranties and guaranties assigned hereby are legal, valid, and binding obligations of Contractor enforceable against Contractor in accordance with their terms. Guarantor hereby represents and warrants that the rights and remedies pursuant to the Guaranty assigned hereby are legal, valid, and binding obligations of Guarantor enforceable against Guarantor in accordance with their terms.

3. Binding Agreement. Except as expressly modified by this Agreement, the terms and conditions of the Construction Contract and the Guaranty shall remain in full force and effect, without change. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto.

4. Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5. Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

6. Counterparts. This Agreement may be executed by the parties in counterparts, in which event the signature pages of this Agreement shall be combined in order to constitute a single original document. Signatures of the parties transmitted by facsimile or in portable document format (.pdf) will be deemed to be their original signatures for all purposes.

7. Applicable Law and Binding Effect. This Agreement shall be governed in all respects by the laws of the State of New York without regard to conflicts of laws principles and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have affixed their hands under seal to this Agreement as of the date first above written, intending to be legally bound.

ASSIGNOR:

MI NY CLOCK TOWER, LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

BLACK SLATE B 2013 LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

The undersigned hereby accepts and consents to the foregoing assignment.

CONTRACTOR:

STRUCTURE TONE, INC., a New York corporation

By:
Name:
Title:

GUARANTOR:

PAVARINI NORTH EAST CONSTRUCTION COMPANY, INC

By:
Name:
Title:

EXHIBIT G

Intentionally Omitted

EXHIBIT H

FORM OF CONTRACTOR ESTOPPEL

Contractor Estoppel

The undersigned hereby certifies to BLACK SLATE B 2013 LLC, a Delaware limited liability company (together with its successors and assigns, “Purchaser”), and Purchaser’s lender (together with its successors and assigns, “Lender”) as follows:

1. STRUCTURE TONE, INC., a New York corporation (“Contractor”), has been retained by MI NY CLOCK TOWER, LLC, a Delaware limited liability company (“Seller”), as general contractor pursuant to that certain Agreement for Pre-Construction Services and Construction Management Services dated March 1, 2013, as modified, amended, assigned or otherwise supplemented by the documents, if any, attached hereto as Exhibit A (as so modified, amended, assigned or otherwise supplemented, the “Contractor’s Agreement”) in connection with the construction of the hotel located at 325 W. 33rd Street, New York, New York (the “Project”). PAVARINI NORTH EAST CONSTRUCTION COMPANY, INC (“Guarantor”) has guaranteed certain obligations of Contractor pursuant to that certain Guaranty of Completion dated as of December 19, 2013 (the “Guaranty”) by Guarantor in favor of Seller. True, complete and correct copies of the Contractor’s Agreement and the Guaranty are attached hereto as Exhibit A, together with all change orders.

2. The Contractor’s Agreement is in full force and effect. Neither Contractor, nor to Contractor’s knowledge, Seller is in default thereunder. To Contractor’s knowledge, there exists no condition, event or state of facts that would constitute a default by Contractor or Seller under the Contractor’s Agreement upon the lapse of time or the giving of notice or both. The Guaranty is in full force and effect. Neither Guarantor, nor to Guarantor’s knowledge, Seller is in default thereunder. To Guarantor’s knowledge, there exists no condition, event or state of facts that would constitute a default by Guarantor or Seller under the Guaranty upon the lapse of time or the giving of notice or both.

3. The Contractor’s Agreement constitutes the entire agreement between the Seller and Contractor and there are no amendments, modifications or other supplements to, or assignments of, whether written or oral, to the Contractor’s Agreement except as identified on Exhibit A attached hereto. The Contractor’s Agreement is a valid agreement enforceable in accordance with its terms. The Guaranty constitutes the entire agreement between the Seller and Guarantor and there are no amendments, modifications or other supplements to, or assignments of, whether written or oral, to the Guaranty except as identified on Exhibit A attached hereto. The Guaranty is a valid agreement enforceable in accordance with its terms.

4. There are no actions, whether voluntary or otherwise, pending against Contractor or Guarantor under the bankruptcy or insolvency laws of the United States or of any state or territory of the United States.

5. This certificate may be relied upon and shall inure to the benefit of Purchaser, Lender and Seller and shall be binding upon Contractor and Guarantor and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

ii

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 201    .

Contractor:

STRUCTURE TONE, INC., a New York corporation

By:
Name:
Title:

Guarantor:

PAVARINI NORTH EAST CONSTRUCTION COMPANY, INC

By:
Name:
Title:

iii

SCHEDULE 1.2

MINIMUM WARRANTIES

References herein are to The Project Specifications Book for Edition Hotel NY which has been made available to Purchaser on the Datawebsite as of September 27, 2013. The minimum warranty periods, amounts and other scope and coverage set forth therein are incorporated herein by this reference.

Division 7 – Thermal and Moisture Protection

Waterproofing below tile

Hot fluid applied waterproofing

Division 8 – Openings

Façade glass and glazing

Aluminum replacement windows

Division 14 – Elevators

Traction elevators

Modernization of traction elevators

Division 22 – Plumbing

Domestic water heaters

Hot water storage heaters

Booster pumps

Ejector pumps

Variable frequency drives (VFD)

Division 22 – Fire Protection

Fire jockey pumps

Fire reserve tank

Division 23 – Heating, Ventilating and Air Conditioning

Vertical stacked water to air heat pumps

Horizontal water sourced heat pumps

Console water sourced heat pumps

Make up air units

Cooling tower

BAS automatic controls system

Variable frequency drives (VFD)

Division 26 – Electrical

Switchboards

Transformers

Surge protection devices

Generator

Life safety / Fire alarm

SCHEDULE 2.4.2

TITLE DOCUMENTATION

See attached.

SCHEDULE 4.1.4

LITIGATION

None.

SCHEDULE 4.1.5

CONTRACTS

None.

SCHEDULE 4.1.15

TAX CERTIORARI PROCEEDINGS

The Real Property and Improvements have pending 2012 and 2013 real estate tax appeals in the Supreme Court of the State of New York, New York County.

SCHEDULE 4.1.16

WARRANTIES AND GUARANTEES

1.	The Warranties and Guarantees set forth in the CM Agreement, together with all rights and remedies of Seller with respect thereto pursuant to the CM Agreement Guaranty.

SCHEDULE 4.1.18

PROJECT CONTRACTS

1.	Agreement between MIDCS, as agent for Seller and Architect, dated April 11, 2012, as amended by that certain Change of Contract dated October 31, 2012, that certain Change of Contract dated December 31, 2012, that certain Change of Contract dated February 11, 2013, and that certain Change of Contract dated February 28, 2013.

2.	Standard Form Consulting Contract between MIDCS as representative of Seller and ads Engineers, dated February 1, 2012, as amended by that certain Change of Contract dated January 8, 2013, and that certain Change of Contract dated March 27, 2013.

3.	Program Management Agreement for the Edition Hotels between MI and Cumming Construction Management, Inc., dated May 1, 2012, as amended by that certain Change of Contract dated April 15, 2013.

4.	Standard Form Consulting Contract between MIDCS as representative of Seller and DeSimone Consulting Engineers, dated March 15, 2012, as amended by that certain Change of Contract dated July 9, 2012, and that certain Change of Contract dated February 26, 2013.

5.	Project Management Agreement between MIDCS as representative of Seller and Faithful + Gould, Inc., as amended by that certain Change of Contract dated June 4, 2012, and that certain Change of Contract dated October 16, 2012.

6.	Agreement between Seller and Purchasing Associates, Inc., dated August 22, 2012, as amended by that certain Agreement Modification – No. 1 dated October 1, 2012, and that certain Change of Contract dated February 21, 2013.

7.	Agreement between MIDCS as representative for Seller and Rockwell Architecture Planning and Design, P.C., dated December 16, 2011, as amended by that certain Change of Contract dated January 8, 2013, that certain Change of Contract dated February 20, 2013, and that certain Change of Contract dated June 26, 2013.

8.	The CM Agreement.

9.	Standard Form Consulting Contract between MIDCS as representative of Seller and Vidaris, Inc., dated May 30, 2012, as amended by that certain Change of Contract dated April 2, 2013, that certain Change of Contract dated April 15, 2013, and that certain Assignment and Assumption of Contract dated April 15, 2013.

10.	Standard Form Consulting Contract between MIDCS as representative of Seller and Creative Environment Solutions Corp., dated May 10, 2012, as amended by that certain Change of Contract dated July 16, 2012, that certain Change of Contract dated August 21, 2012, that certain Change of Contract dated February 26, 2013, and that certain Change of Contract dated August 27, 2013.

11.	Consulting Contract between MIDCS as representative of Seller and CM Expediting Services, Inc., dated March 26, 2013.

12.	Standard Form Consulting Contract between MIDCS as representative of Seller and Contractors’ Line and Grade South, LLC, dated June 1, 2012, as amended by that certain Change of Contract dated April 16, 2013.

13.	Standard Form Consulting Contract between MIDCS as representative of Seller and CTS Group Architecture/Planning PA, dated July 9, 2013, as amended by that certain Change of Contract dated July 17, 2013, and that certain Change of Contract dated October 14, 2013.

14.	Consulting Contract between MIDCS as representative of Seller and Earl B. Lovell – S.P. Belcher, Inc., dated March 27, 2013, as amended by that certain Change of Contract dated July 26, 2013.

15.	Consulting Contract between MIDCS as representative of Seller and El Records LLC, dated August 16, 2012.

16.	Standard Form Consulting Contract between MIDCS as representative of Seller and Fisher Marantz Stone, Inc., dated July 17, 2012.

17.	Consulting Contract between MIDCS as representative of Seller and Higgins Quasebarth & Partners, LLC, dated February 1, 2012, as amended by that certain Change of Contract dated December 27, 2012, and that certain Change of Contract dated August 28, 2013.

18.	Standard Form Consulting Contract between MIDCS as representative of Seller and Hughes Associates, Inc., dated July 30, 2012.

19.	Standard Form Consulting Contract between MIDCS as representative of Seller and Isometrix Lighting Design, dated June 18, 2012.

20.	Consulting Contract between MIDCS as representative of Seller and JAM Consultants, Inc., dated May 8, 2012.

21.	Retainer Agreement between Seller and James F. Capalino & Associates, Inc., dated December 6, 2012.

22.	Standard Form Consulting Contract between MIDCS as representative of Seller and LCM Architects, LLC, dated July 20, 2012.

23.	Consulting Contract between MIDCS as representative of Seller and Let’s Create Something, Inc., dated July 10, 2013.

24.	Contract between MIDCS and N.S.D., Inc., dated May 9, 2012, as amended by that certain Change of Contract dated February 20, 2013, and that certain Change of Contract dated August 1, 2013.

25.	Standard Form Consulting Contract between MIDCS as representative of Seller and Network Technologies, Inc., dated May 29, 2012.

26.	Consulting Contract between MIDCS as representative of Seller and Pertl and Alexander, LLC, dated March 27, 2013.

27.	Consulting Contract between MIDCS and Sam Schwartz Engineering, dated October 26, 2012, as amended by that certain Change of Contract dated March 11, 2013, and that certain Change of Contract dated August 1, 2013.

28.	Standard Form Consulting Contract between MIDCS as representative of Seller and Shen Milsom Wilke, LLC, dated June 27, 2012.

29.	Consulting Contract between MIDCS as representative of Seller and Southport Engineering Associates, PC, dated July 19, 2013.

30.	Standard Form Consulting Contract between MIDCS as representative of Seller and Special Testing and Consulting, LLC, dated March 4, 2013, as amended by that certain Change of Contract dated July 26, 2013, and that certain Change of Contract dated August 20, 2013.

31.	Consulting Contract between MIDCS as representative of Seller and Thornton Tomasetti, dated August 7, 2013.

32.	Standard Form Consulting Contract between MIDCS as representative of Seller and Total Quality Fire and Security, Inc., dated February 4, 2013.

33.	Standard Form Consulting Contract between MIDCS as representative of Seller and VDA (Van Deusen and Associates), dated April 1, 2012, as amended by that certain Change of Contract dated July 26, 2012, and that certain Change of Contract dated November 28, 2012.

34.	Standard Form Consulting Contract between MIDCS as representative of Seller and WALD Studio, LLC, dated October 17, 2012.

35.	Standard Form Consulting Contract between MIDCS as representative of Seller and Yarmuth Radoff Green, LLC (YR&G), dated May 10, 2012, as amended by that certain Change of Contract dated February 26, 2013.

36.	Consulting Contract between MIDCS as representative of Seller and Tracy Lee D/B/A TLee Spas, dated September 30, 2013.

SCHEDULE 4.1.22

INSURANCE

Liability Insurance Provided by:	Structure Tone CCIP Policy

Property Insurance Provided by:	Marriott International Property / Builder’s Risk Insurance Policy

Summary of Insurance:

Type of Insurance	Carrier	Policy Number	Effective Dates	Limits of Insurance	Claims / Settlements
General Liability	Arch Insurance Group	11GPP8862400	1/11/13 – 11/1/14	$2,000,000 per occurrence	$2,516.70 reserved for outstanding claim*

Umbrella Liability	National Union Fire Insurance Co. of Pittsburgh	35650749	1/11/13 – 11/1/14	$25,000,000 excess $2,000,000	None

Excess Liability	New Hampshire Insurance Co.	LX8387	1/11/13 – 11/1/14	$25,000,000 excess $25,000,000	None

Excess Liability	National Union Fire Insurance Co. of Pittsburgh	25905357	1/11/13 – 11/1/14	$50,000,000 excess $50,000,000	None

Workers Compensation / Employers’ Liab.	Arch Insurance Group	11WCI8838200	1/11/13 – 11/1/14	Statutory Limits / $1,000,000	$80,086.83 reserved for outstanding claims*

Builder’s Risk	Zurich American Insurance Co.	PPR3700658-11	4/1/13 – 4/1/14	$1,000,000,000 subject to various sublimits	None

*	Seller has no responsibility to pay these losses or any other deductible losses during the construction project.

SCHEDULE 4.4

DEEMED KNOWLEDGE CONDITIONS

See attached